Exhibit 4.6

Credit Agreement

Entered into in Tel Aviv as of the 11th day of February 2010

By and between:	The Lenders set forth in Appendix B hereto

Of the first part;

And:	Bank Hapoalim Ltd.
In its capacity as Facility Agent (as defined below)
And in its capacity as Security Trustee (as defined below)

Of the second part;

And:	B Communications (SP2) Ltd.
Private Company No. 51-440539-8
2 Dov Friedman Street, Ramat Gan
(Hereinafter, the "Company")

Of the third part;

WHEREAS, the Company sought to enter into a transaction with the Lenders for the provision of credit by the Lenders for the purpose of partially financing the Company's purchase of the Purchased Shares of Bezeq pursuant to the Purchase Agreement, and expenses  and additional amounts to be borne by the Company in connection with the Purchase Transaction and in connection with the provision of the Credit and the management thereof, as these terms are defined below; and

WHEREAS, the Company advised the Lenders that it shall use its own resources for the remainder of the financing required by the Company for the Purchase Transaction, as such term is defined below, in the amount as set forth in Section 8.7.1 below; and

WHEREAS, the Lenders have agreed to provide the Company the Credit, as such term is defined blow, subject to the terms and conditions of this Agreement as set forth below; and

WHEREAS, the Lenders wish to set forth herein the relationship between the Company and the Lenders (which shall also apply, subject to the provisions of this Agreement, with respect to any future transferee) with respect to the Credit and Collaterals, as such terms are defined below; and

WHEREAS, the terms of this Agreement are subject to the Communications Law, Communications Order, the Lien Permit and the Control Permit, the General License and the Additional Licenses, as such terms are defined below;

NOW, THEREFORE, the parties stipulate and agree as follows:

Section		Page
1	General	3
2	Definitions	4
3	Representations of Company	20
4	Purposes of Credit	24
5	Types of Credit	24
6	Each Lender's Portion of Credit	24
7	Terms for the Provision of Credit	25
8	Conditions Precedent for Provision of Credit	26
9	Terms of Loans Based on Credit Type	34
10	Arrears Interest	36
12	Linkage Differentials for Amounts in Arrears	37
11	Interest on Deposits	37
13	Amortization Schedule	38
14	Change of Dates	38
15	Additional Payments	38

16	Early Repayment and Release of Proceeds from Bezeq	39
17	Voluntary Early Repayment	46
18	Company's Account	48
19	Taxation	50

20	Allocation of Payments	50
21	Company's Undertakings	52
22	Collaterals	60
23	Type of Collaterals	62
24	Immediate Repayment	63
25	Lenders' Rights	69
26	Position Holders	71
27	Provisions Applying to a Position Holder	75
28	Limitation of Liability	78
29	Company's Representations and Warranties Towards Position Holders	78
30	Lenders' Liability; a Lender in Breach	78
31	Relationship Between Lenders	78
32	Credit Repayment	79
33	Lenders' Rights to Demand Immediate Repayment of the Credit	80
34	Right of Transfer; Disclosure of Information	81
35	Facility Agent's Books as Evidence	84
36	Use of Information	84
37	Disclosure of Information Between Lenders and Facility Agent, and to Authorities	85
38	Company's Obligation to Provide Notice	85
39	Indemnification for Court Ruling	85
40	Tax Charges and Mandatory Payments	86
41	Provision of Balance Sheets and Periodic Financial Statements	86
42	Waiver	86
43	Modification	87
44	Validity of Agreement	87
45	Expenses and Fees	87
46	Company's Responsibility	88
47	Notices and Warnings	89
48	Substantive Law and Place of Jurisdiction	90

1.	General

1.1.	The preamble and appendices hereto constitute an integral part hereof and [are to be regarded] as one of the provisions hereof.

1.2.
In the case of a contradiction between the provisions of this Agreement and the provisions of any of the other Credit Documents (as this term is defined below), the provisions of this Agreement shall prevail. In any other instance, the provisions of this Agreement and the provisions of the remaining Credit Documents shall be deemed to supplement one another.

1.3.
The terms of this Agreement are subject to the provisions of the Communications Law, Communications Order, the Lien Permit and Control Permit (when issued) and the provisions of the General License and the Additional Licenses. In the case of a contradiction between the provisions of this Agreement and the provisions of the Communications Law, Communications Order, permits or licenses, the provisions of the Law shall prevail.

The parties shall take steps to obtain the permits, as set forth in Section 8 below, and, if necessary, shall act in good faith to amend this Agreement, as set forth in the aforementioned Section.

1.4.	The headings of this Agreement are for reference only and are not to be considered in interpreting this Agreement.

1.5.
No modification and/or amendment and/or supplement hereto, including the appendices hereto, shall be valid, and shall be deemed to have not been made, unless made in writing and signed by the parties hereto.

1.6.
Notices which the Company is required under this Agreement to provide to any of the Lenders and/or Position Holders shall be made exclusively to the Facility Agent (as these terms are defined below), and shall be in writing. Notices, approvals or consents which any of the Lenders and/or Position Holders are required to furnish to the Company shall be provided to the Company exclusively through the Facility Agent, and any notice, approval or consent communicated or provided to the Company by the Facility Agent shall be deemed to have been communicated or provided by all the Lenders and/or Position Holders, as applicable.

1.7.
If any of the Lenders and/or Position Holders (as these terms are defined below) are entitled to perform a particular action, pursuant to the provisions of this Agreement, they may, but shall not be obligated to do so.

1.8.
Whenever the words "Lenders through the Facility Agent" appear, reference is made to decision-making by the Lenders, pursuant to the provisions of this Agreement, and such decision shall be transferred to the Facility Agent, who shall submit it to the Company. In this respect, the provisions of Section 26.1.3 below shall apply.

1.9.	In this Agreement, the singular includes the plural and the male gender includes the female gender, and vice versa.

1.10.
This Agreement shall also be to the benefit of any Permitted Transferee (as this term is defined below) on behalf of any of the Lenders, and any reference herein to a Lender shall also refer to any Permitted Transferee in lieu thereof.

2.	Definitions

In this Agreement, the following terms shall have the meanings as set forth below:

The Option -
Shall mean the two types of phantom options the Company granted, as set forth below, in connection with the increase in value of shares of Bezeq, which together are equal to 2% of the issued share capital of Bezeq as of the date of execution of this Agreement: 1. An option the Company granted Bank Hapoalim for full underwriting, as set forth in Section 6.1 below; and 2. an option the Company granted to the Lenders or a portion thereof, based on a distribution to be provided to the Company by the Facility Agent. The terms of the aforementioned phantom options shall be as set forth in the Option Agreements.

Internet Gold -	Shall mean Internet Gold – Golden Lines Ltd., Private Company No. 52-004426-4, a company controlled by Eurocom Communications.
Event of Default-	Shall mean one of the events set forth in Section 24 below.
Credit A -
Shall mean loans in the Credit Currency to be provided to the Company by the Lenders, through the Facility Agent, for the purpose of partially financing the purchase of the Purchased Shares, and expenses and additional amounts to be borne by the Company in connection with the Purchase Transaction and in connection with the provision of the Credit and management thereof, in an aggregate amount that will  not exceed seven hundred million (700,000,000) New Israeli Shekels (subject to the last section of the definition of "Credit or Loans" below).

Credit B -
Shall mean loans in the Credit Currency to be provided by the Lenders to the Company, through the Facility Agent, for the purpose of partially financing the purchase of the Purchased Shares, in an aggregate amount that is not to exceed two billion (2,000,000,000) New Israeli Shekels (subject to the last section of the definition of "Credit or Loans" below).

Credit C -
Shall mean loans in the Credit Currency to be provided by the Lenders to the Company, through the Facility Agent, for the purpose of partially financing the purchase of the Purchased Shares, in an aggregate amount that is not to exceed seven hundred million (700,000,000) New Israeli Shekels (subject to the last section of the definition of "Credit or Loans" below).

Credit D -
Shall mean loans in the Credit Currency to be provided by the Lenders to the Company, through the Facility Agent, for the purpose of partially financing the purchase of the Purchased Shares, in an aggregate amount that is not to exceed one billion and two hundred million (1,200,000,000) New Israel Shekels (subject to the last section of the definition of "Credit or Loans" below).

"Credit" or "Loans"
Shall mean Credit A, Credit B, Credit C and Credit D in an aggregate amount of four billion and six hundred million New Israeli Shekels (NIS 4,600,000,000).

Notwithstanding the foregoing and subject to the restrictions set forth in Section 8.4 below, if :

(a)	During the period commencing from the execution of this Agreement and ending on the Closing Date, Bezeq distributes a Dividend; or
(b)
If Bezeq declares a Dividend with respect to which the determining date precedes the Closing Date but with respect to which the date of distribution occurs after the Closing Date, and the Sellers have not assigned rights to receive [such dividend] to the Purchaser.

and the Consideration Amount under the Purchase Agreement is reduced, in accordance with the foregoing – then, the aggregate amount of Credits shall also be reduced as follows:

The reduction against Credit A shall be performed to the full amount thereof; and to the extent any amount remains thereafter, the Company shall make a deposit in the Company's Account, as set forth in Section 8.5 of this Agreement, in the amount of NIS 150 million. In the event that there are remaining amounts for reduction after reducing Credit A amount (and after depositing the full deposit amount), Credit C shall be reduced against [such remaining amounts].

An example for calculating the aforementioned method of reduction is attached hereto as Appendix E.

Stock Exchange -	Shall mean the Tel Aviv Stock Exchange Ltd.
Bezeq -	Bezeq The Israel Telecommunications Corporation Ltd., Company No. 52-003193-1, a public company whose shares are listed for trade on the Stock Exchange.
Collaterals -	Shall mean the liens and other collaterals set forth in Section 22 below, to be provided in favor of the Lenders through the Security Trustee, to secure repayment of the Credit Amounts.
Bank Hapoalim -
Shall mean Bank Hapoalim Ltd. including all its current and future branches and offices in Israel, and any entity in lieu or on behalf of the Bank pursuant to this Agreement, and any Permitted Transferee of the bank (in accordance with and subject to the provisions of Section 34 below).

Position Holder-	Shall mean the Facility Agent and/or Security Trustee.
Credit Request –
Shall mean an irrevocable request to provide a Loan to the Company out of Credit A or Credit B or Credit C or Credit D, as applicable, in the form attached hereto as Appendix A. Any such Credit Request shall constitute an integral part of this Agreement and shall supplement it.

Financial Statements -
Shall mean financial statements (and, with respect to Bezeq – on a consolidated basis) including, inter alia, a balance sheet, profit and loss statement, cash flow statement and any other report required by the competent authorities, together with the notes to such statements. Annual financial statements shall be audited by an accredited external auditor and quarterly financial statements shall be reviewed by an accredited external auditor. The Financial Statements shall be prepared in accordance with generally accepted accounting principles that apply to the relevant reporting company.

Dividend -
As defined in the Companies Law, including Management Fees, bonus shares and/or other shares issued and/or distributed, to the extent issued or distributed for, in connection with and/or in lieu of the shares of any company.

Permitted Dilution -
Dilution of the Company's holdings in Bezeq by way of an issuance of securities, provided that: (1) the Company's holdings in Bezeq comply with the provisions of Section 24.17 below, and (2) the exercise price per share with respect to convertible securities of Bezeq shall not be less than NIS 8.

Fully Diluted –
Reduction in the percentage of shareholdings by way of a securities issuance, without taking into account convertible options or securities with respect to which the realization or conversion date is later than the last Credit repayment date according to the Amortization Schedule.

Law ["din"] -
As defined in the Interpretation Law, 5741-1981, including, for the avoidance of doubt, any relevant permit granted by a competent authority and any order or instruction issued by such competent authority.

Management Fees-
Shall mean management fees, wages, consulting fees, participation fees, fees, monetary amounts and payments of any type whatsoever paid by any company out of its profits and/or any other source to its shareholder by virtue of its status as such, regardless of their title. For the avoidance of doubt, wages, remuneration payments to directors and payments for transactions pertaining to the provisions of services or the purchase of products/assets shall not be considered management fees.

Permits –	The Control Permit and Lien Permit.
Control Permit -	A permit to be issued, inter alia, to the company by the Prime Minister and Minister of Communications, to hold Control of Bezeq.
Lien Permit -
A permit to be issued to the Lenders, the Security Trustee and the Trust Company by the Prime Minister and Minister of Communications, to encumber the means of control in Bezeq in favor of the Lenders through the Security Trustee, and to register the means of control in Bezeq in the name of the Trust Company, and any other permit required (to the extent required) for the foregoing purposes.

Shareholder Loans -
Shall mean an amount provided by any shareholder to a company in which it holds shares, in any manner or form, and which the shareholder has the right to receive in return from such company (whether the principal amount or together with linkage and/or interest differentials) presently or in the future – not as a residual right after dissolution – including a loan provided to any company by its shareholder and/or a capital note and/or promissory note made by any Company in favor of its shareholder and/or which it provided by it to its shareholder.

012 Smile Loan -	A Cash loan to be provided by 012 Smile to the Parent Company, no later than the Closing Date, for the purpose of financing the purchase of the Purchased Shares.

Parent Company Loans -	(a)	Cash loans which the Parent Company is to provide the Company, no later than the Closing Date, for the purpose of financing the purchase of the Purchased Shares; and
	(b)	Any additional loan to be provided by the Parent Company to the Company;

and to which the terms set forth in Section 21.10 below shall apply.
Inter-Creditor Agreement	Shall mean the agreement that was executed/to be executed among the Lenders and Position Holders in connection with the Credit.
Upper Trust Agreement -
The trust agreement to be executed between the Parent Company, Trust Company and a Position Holder, in connection with shares of the Company held by the Parent Company, in the form attached as an appendix to the Debenture in Appendix 22.1.1 hereto.

Lower Trust Agreement -
The trust agreement to be executed between the Company, Trust Company and a Position Holder in connection with the Purchased Shares, in the form attached as appendix to the Debenture in Appendix 22.1.3 hereto.

Management Agreement -	Shall mean an agreement to be executed between the Company and Bezeq, to the extent executed, for the provision of management and consulting services to Bezeq.
Purchase Agreement -	Shall mean the agreement dated October 25, 2009, between the Sellers and 012 Smile, and the clarification to such agreement (entitled "Addendum to Share Purchase Agreement") dated February 8, 2010.
Option Agreements -	The option agreements to be executed by the Company on the Closing Date, as set forth in Section 8.3.2(t) below, in the form attached hereto as Appendix 8.3.2(20).
Liability (of the Company) -
Debt and/or undertaking and/or obligation of the Company, including with respect to and/or in connection with the Credit that is the subject of this Agreement, including the obligation to perform or refrain from performing an action.

Parent Company-
Shall mean B Communications (SP1) Ltd., Private Company No. 51-440541-4, which holds 100% of the Company's issued and paid-up share capital (on a Fully Diluted basis) and the rights attached thereto, and which shall provide collaterals, as set forth in Section 22 below, in favor of the Lenders through the Security Trustee.

Trust Company -	Shall mean Poalim (Romema) Trustees Ltd., Private Company No. 52-003352-3, a company wholly owned by Poalim Trust Services Ltd.
Financial Debt -
Shall mean, with respect to Bezeq and any date referred to respectively – Bezeq's total debts and liabilities – (1) to banks and other financial institutions (for the avoidance of doubt, with the exception of debts to suppliers and service providers, customers, workers, compensation liabilities and liabilities to the tax authorities; and (2) deriving from bonds of all types, including non-convertible bonds and convertible bonds; and (3) with respect to loans which Bezeq received from any third party, with the exception of debts to suppliers and service providers, customers, employees, compensation liabilities and tax authority liabilities; all as presented in the annual or quarterly consolidated Financial Statements of Bezeq, for the period ending on the referenced date.

Net Financial Debt -
Shall mean, with respect to Bezeq and any date referred to respectively – the Financial Debt less (1) Cash; and (2) the debt attributed in Bezeq's Financial Statements to YES, all as presented in the annual or quarterly consolidated Financial Statements of Bezeq, for the period ending on the referenced date.

Month -	According to the Gregorian calendar.
Companies Law -	Shall mean the Companies Law, 5759-1999, as amended from time to time.
Communications Law-	Shall mean the Communications Law (Telecommunications and Broadcasting), 5742-1982, as amended from time to time.
Distribution -	Shall mean as defined in the Companies Law.
Company's Account -
Shall mean account no. ___________  at the Central Branch (600) of Bank Hapoalim, which is managed  in the Company's name exclusively for the purpose of the provision of Credit to the Company pursuant to the terms of this Agreement, and for deposit of the  Proceeds from Bezeq pursuant to the terms of this Agreement.

Trust Company Account -
Shall mean account no. __________ at the Central Branch (600) of Bank Hapoalim, in the Trust Company's name, and the Trust Company shall serve as trustee for the Company, of the first part, and for the Lenders through the Security Trustee, of the second part, pursuant to the Lower Trust Agreement.

Account for Credit -	Shall mean any of the accounts termed "Account for Credit " specified in Appendix B hereto.
"Business Day" or "Banking Business Day in Israel"-
Shall mean any day, except for Saturdays, rest days, two days of Rosh Hashana, Yom Kippur eve and Yom Kippur, the first day of Succoth and Shemini Atzeret, Purim, the first and seventh days of Passover, Independence Day, Shavuoth and Tisha B'Av, and with the exception of any other day determined by the Supervisor of Banks or by Law to be a day that is a non-banking Business Day in Israel;

Eurocom Communications -	Eurocom-Communications Ltd., Company No. 51-082316-4.

Total Debt to EBITDA Ratio -
With respect to each relevant date referred to - the number obtained after dividing:

(1) Bezeq's Net Financial Debt plus: the number obtained by dividing (a) the Credit Amounts (as the outstanding balance thereof shall be at the relevant examination date) less the Cash in the Company's possession; by (b) the percentage which the Purchased Shares represent out of the registered and issued share capital of Bezeq as of the date of calculation; by:

(2) The EBITDA of Bezeq less the EBITDA components pertaining to YES. For the avoidance of doubt, such a deduction shall apply for as long as YES is not consolidated under Bezeq's Financial Statements;

[The foregoing is] as of the Closing Date and thereafter. For the avoidance of doubt, as of the Closing Date and until the end of 4 consecutive quarters, Bezeq's EBITDA shall include results preceding the Closing Date.

All the foregoing terms not explicitly defined shall be defined in accordance with the generally accepted accounting principles applying to Bezeq and/or the Company under Law.

An example of the Total Debt to EBITDA Ratio is attached hereto as Appendix C.

Net Financial Debt to EBITDA Ratio-	With respect to each date to referred to respectively – it shall mean the number received from dividing:

(1)	Bezeq's Net Financial Debt; by
(2)	Bezeq's EBITDA less the EBITDA components pertaining to YES. For the avoidance of doubt, such a deduction shall apply for as long as YES is not consolidated under Bezeq's Financial Statements;

All of the foregoing [shall be applied], as of the date of the performance and consummation of the Purchase Transaction and thereafter. For the avoidance of doubt, from the Closing Date and until the end of 4 consecutive quarters, Bezeq's EBITDA shall include results preceding the purchase date.

All the above terms not explicitly defined shall be defined in accordance with the generally accepted accounting principles applicable to Bezeq under Law.

An example of the calculation of the Net Financial Debt to EBITDA Ratio is attached hereto as Appendix D.

Debt Coverage Ratio -
Shall mean, with respect to each date referred to respectively – the ratio of the Cash Dividends actually distributed by Bezeq with respect to the Purchased Shares during the four consecutive quarters preceding such date (including, for the avoidance of doubt, Dividend amounts actually distributed with respect to the Purchased Shares prior to the purchase) to the total principal and Interest amounts with respect to the Credit payable by the Company in the 12 (twelve) subsequent Months following the date of calculation.

For the avoidance of doubt, the following shall not be taken into account in such calculation: repayment of Credit A; repayment of the principal of loans that should be repaid in a single payment at the end of their term  and amounts which the Company announced it intends to repay in an early repayment.

All the above terms not explicitly defined shall be defined in accordance with the generally accepted accounting principles applying to the Company by Law.

Account Balance -	Shall mean the total credits to the account up to the relevant date less the total charges to the account up to such date.
Credit Balance -	Shall mean a positive Account Balance.
Released Monies	The aggregate amount of money which the Company may withdraw from the Company's Account pursuant to the provisions of Sections 16.1 and 16.3 below.
Board at the Branch -
Shall mean a board that is hung at the branch and an information sheet placed on the counter at which relevant transactions are performed and at a branch which also does not have over-the-counter services voice answering.

Index or Consumer Price Index -
Shall mean the Consumer Price Index (also known as the cost of living index) including vegetables and fruit, published by the Central Bureau of Statistics (hereinafter, the "Bureau") including such index even if published by any other official government institution, and including any official index in its place, whether or not it is based upon the same data. In the event that there is another index in lieu of the existing index, the relationship thereof shall be determined by the Bureau, and where such relationship is not determined by the Bureau for six Months from the publication of the other index, the Trust Company or Facility Agent shall make such determination, upon consulting with economic experts.

New Index -	Shall mean the last index known on the date of actual payment.
Base Index -	Shall mean the last index known on the Date on which an Indexed Linked credit is provided, pursuant to this Agreement.
Sellers –	Shall mean AP.SB.AR Holdings Ltd.
Closing Date -
Shall mean the date of the performance and consummation of the Purchase Transaction, which shall occur on April 24, 2010, or at an earlier date to be agreed upon by 012 Smile and/or the Company and the Sellers as part of the Purchase Agreement. The Company may, from time to time, provide the Lenders written notice at least 14 days in advance that the closing date has been postponed to a date that is later than April 24, 2010, provided that the closing date of this Agreement and the Purchase Agreement occurs no later than June 30, 2010.

Date of Credit -
Shall mean the Closing Date on which the Facility Agent shall credit the Company's Account for the Credit principal, in accordance with and subject to the fulfillment of all the conditions of this Agreement.

Actual Repayment Date -	Shall mean the business day on which any amount out of the Credit Amounts is actually repaid.
Agreed Repayment Date -	Shall mean the date on which any of the Credit Amounts are to be repaid pursuant to this Agreement, including on immediate repayment, as set forth in Section 24 below.
Cash -
Shall mean, with respect to the Company and/or Bezeq, with respect to any date referred to respectively – the total of (1) cash and (2) deposits in banks and financial institutions lawfully authorized to engage in financial activity; and (3) Bezeq's short-term investments which are classified as such according to the generally accepted accounting principles applicable to Bezeq under Law; and (4) securities portfolio, comprised of a Treasury Bill (Makam) and Israeli Government bonds only, all of which constitute part of the current assets of the Company and/or Bezeq, as applicable, all as set forth in the quarterly and annual consolidated Financial Statements of the Company and/or Bezeq, as applicable, for the period ending on the same referenced date.

Credit Currency -	New Israeli Shekels.
Foreign Currency-	Shall mean any freely convertible foreign currency.
Realization of the Collaterals-
Shall mean the exercise, from time to time and in the manner prescribed by Law, of any collateral provided to the Security Trustee for the Lenders to secure the Credit, pursuant to the Credit Documents, by the Lenders and/or by the Lenders through a Position Holder and/or receiver; exercise of rights of set-off in the Company's Account and any other action which amounts to the realization of assets and rights for the purpose of repaying the Credit Amounts.

Antitrust Commissioner –]	Shall mean the General Director of the Antitrust Authority acting by virtue of the Restrictive Trade Practices Law, 5748-1988.
Lenders -
Shall mean the entities set forth in Appendix B, as updated from time to time by the Facility Agent, and anyone acting on their behalf, and any transferee on their behalf (in accordance with and subject to the provisions of Section 34 below) in their capacity as Lenders under this Agreement.

Credit Facility Agent or Facility Agent –	As defined in Section 26.1 below.
Additional Shares-	Shares to be purchased by the Company out of the issued share capital of Bezeq, in addition to the Purchased Shares, all as set forth in Section 3.3.4 below.
Purchased Shares-
Shall mean 814,211,545 ordinary shares par value NIS 1 per share, representing, as of February 9, 2010, approximately 30.6% of the issued share capital of Bezeq and all the rights attached to such shares (not on a Fully Diluted basis), and approximately 29.6% of the issued share capital of Bezeq and all the rights attached to such shares (on a Fully Diluted basis), and all the shares, securities and other rights with respect to and in connection with the Purchased Shares, all as set forth in the Purchase Agreement under the term "Purchase Shares."

Credit Documents-
Shall mean each of the following: (a) this Agreement (including the appendices hereto); (b) all the Credit Requests; (c) all the documents and forms attesting to the creation of each of the Collaterals enumerated in Section 22 below; (d) the Company's Account Opening Documents, and the appendices and addendums thereto; (e) all the decisions, approvals, documents and agreements in connection with the provision of the Credit and management thereof (including in connection with the opening of the Company's Account) that were executed by the Company or furnished by the Company or anyone on its behalf, all in the form, on the terms and in the manner to be agreed upon by the parties; (f) the fees letter dated February 11, 2010 (hereinafter, the "Fees Letter"); (g) the Option Agreements; (h) any other agreement or document which the Lenders through the Facility Agent determined in writing, – at the Company's consent – to comprise part of the Credit Documents;

Company's Account Opening Documents-	As defined in the application for opening an account and general terms for managing an account that was signed by the Company in connection with the Company's Account.
Credit A Margin -	Shall mean 2% per year.
Credit B Margin -	Shall mean 2.5% per year.
Credit C Margin -	Shall mean 2.5% per year.
Credit D Margin -	Shall mean 2.5% per year.
Security Trustee -	As defined in Section 26.2 below.
Permitted Transferee-
Any of the entities set forth in Subsections (2), (3) or (4) of the First Schedule to the Securities Law, 5728-1968, which acts for its own account.

Notwithstanding the foregoing, it is agreed that by the last date Eurocom Communications' Guarantees, as these are defined in Sections 16.2.2.5 below, are or may  be in effect, such a transfer shall be permitted to a bank in Israel or abroad, and any other transfer shall occur subject to the Company's prior written consent.

Free and Clear -
Shall mean, with respect to the Purchased Shares – as described in Section 3.2 of the Purchase Agreement, and free and clear of all pledges, encumbrances (including those described in Sections 2.3(a)(iv) of the Purchase Agreement), attachments, liens, rights of first refusal, tag-along rights, debt, claim, lock-up arrangements (except pursuant to the Communications Law, Communications Order, the Permits and the Licenses) or any third party right.

Consideration Amount -
Shall mean an aggregate amount of NIS 6,513,692,360 (Six Billion Five Hundred Thirteen Million Six Hundred Ninety Two Thousand and Three Hundred Sixty New Israeli Shekels) reflecting a price of NIS 8 per share, to be paid to the Sellers by the Company in cash, for the purchase of the Purchased Shares, and such amount may be reduced in accordance with the method of calculation, as set forth in Section 2.2(b) of the Purchase Agreement.

Credit Amounts -
Shall mean the principal amounts of the Credit, interest, linkage differentials and/or exchange rate differentials, to the extent there are any, the Additional Payment (as defined in Section 15.1 below), Arrears Interest, reasonable expenses associated with the collection proceedings (including - subject to the instructions of the Supervisor of the Banks in this respect - the fees of attorneys appointed by the Position Holders and who will act on their behalf and on behalf of all the Lenders) which the Company will owe in connection with the Credit or any portion thereof and other fees, expenses and payments of any type which the Company owes to the Lenders in connection with the Credit or any portion thereof, as was and/or is to be agreed between the Company and the Lenders and/or the Position Holders, as well as the Company's liabilities towards the Position Holders, including with respect to payment of expenses and fees.

Facility Agent's Books -
Including the Facility Agent's Entries and any book and/or ledger and/or bill presentment and/or ledger card and/or sheet of the Facility Agent and/or issued by the Facility Agent, the Facility Agent's entry reel, copies of the foregoing approved by the Facility Agent or submitted thereby as part of its books, and anything to be derived from the foregoing through data storage or retrieval means, and electronic and other technological imaging, performed during the Facility Agent's ordinary course of business.

Purchase Transaction -	Shall mean the purchase of the Purchased Shares by the Company from the Sellers pursuant to the Purchase Agreement, against the Consideration Amount.
Material Activity-
Shall mean, with respect to Bezeq, any assets and/or any rights of Bezeq (and/or of any of the  corporations included in its Financial Statements) whose relative contribution to Bezeq's activities exceeds 10%; the value of Bezeq's activity shall be calculated, exclusively for purposes of this definition, by multiplying Bezeq's EBITDA by 5.7.

Prime -	Shall mean the interest defined by Bank Hapoalim as its prime interest rate and updated by it from time to time.
Communications Order -	The Communications Order (Telecommunications and Broadcasting) (Determination of Essential Service Provided by "Bezeq" The Israeli Telecommunications Corporation Ltd.), 5757-1997.
Special Majority -	Subject to other provisions of this Agreement, Lenders whose aggregate amount of the principal balance is 70% (seventy percent) and upwards of the total principal balance.
Interest -
Shall mean the rate of the Wholesale Interest on the Date of Credit, with respect to each type of Credit and the Loans that will be executed thereof (Credit A, Credit B, Credit C and Credit D or a portion thereof) plus the appropriate margin for such type of Credit (the margin of Credit A, margin for Credit B, margin for Credit C and margin for Credit D).

Wholesale Interest -
Shall mean the interest prior to the addition of any margin, which is used by Bank Hapoalim for determining the interest for its customer  for  purpose of providing credits – in an  amount type and period similar to the amount, type and period of the relevant credit, as of the Date of Credit. With respect to a portion of the Credit which is to be provided at a floating interest rate, the interest rate to be determined for such Credit based on the principles set forth above shall vary throughout the period of such Credit, exclusively in accordance with and up to the changes to the Prime interest rate (all without derogating from the provisions of this Agreement pertaining to events with respect to which the margin rate will be increased). As of the date of this Agreement, the Wholesale Interest rate with respect to each type of Credit and the Loans deriving from such credit are at the rates set forth in Appendix F hereto.

Arrears Interest –	Shall mean the Interest plus an additional margin of 2.3% (Two percent and Three Decimal of a Percent) per year.
Entries -
Shall mean any entry or copy thereof which preserves information regarding or with respect to activity in the Account, whether recorded or copied by way of printing, duplication, electronic imaging, photographing (including microfilm), and whether recorded or copied by means of any mechanical, electrical or electronic machine or any technology which preserves the information regarding or in connection with activity in the Account, and any output, computer material which is information and electronic messages containing the Account information or notices of the Facility Agent regarding the Account, which were created by computer entry means, as "output," "computer material" (which is information) and "computer" are defined in the Computers Law, 5755-1995, and a paper printout of the contents of a computer file, or any entry by any other means of entry or presentation of words or digits or other symbols which the Facility Agent ordinarily uses or is aided by in its entries.

General License -	Shall mean the General License for the Provision of Domestic Fixed-Line Telecommunication Services which was granted to Bezeq, in accordance with the Communications Law.
Licenses -	Shall mean the General License and Additional Licenses.
Additional Licenses -	Shall mean the licenses granted by the Ministry of Communications to Bezeq and to companies in its control, except the General License.
Change in Control -
Shall mean one of the following events: (1) If Mr. Shaul Elovitch and Mr. Yosef Elovitch (or thereafter, their family members) cease to hold directly or indirectly at least 51% of the issued and paid-up share capital (on a Fully Diluted basis) of Eurocom Communications and all the rights attached thereto; (2) if Eurocom Communications ceases to hold directly or indirectly at least 51% of the issued and paid-up share capital (on a Fully Diluted basis) of Internet Gold and all the rights attached thereto; (3) if Internet Gold ceases to hold directly and/or indirectly at least 51% of the issued and paid up share capital (on a Fully Diluted basis) of 012 Smile and all the rights attached thereto; (4) if 012 Smile ceases to hold directly 100% of the issued and paid up share capital (on a Fully Diluted basis) of the Parent Company and all the rights attached thereto; (5) if the Parent Company ceases to hold directly 100% of the issued and paid up share capital (on a Fully Diluted basis) of the Company and all the rights attached thereto. Details of the share capital of the Company as of the date of execution of this Agreement are attached hereto as Appendix G.

Restructuring or Restructure-
Shall mean, with respect to the Company, a merger as defined in the Companies Law; any action resulting in the Company's purchase of assets and/or undertakings of others, and the sale of assets and/or undertakings by the Company, with the exception of the actions permitted hereunder.

Shall mean, with respect to Bezeq, a merger, as defined in the Companies Law, in which Bezeq is the target company.

Material Change to the nature of Activity -
Shall mean, with respect to Bezeq, any change with respect to Bezeq's areas of activity such that Bezeq ceases all or a substantial portion of its operations in any of the three following areas of activity: the domestic telecommunications sector, the cellular sector, the international calling  and Internet services sector;

Lender's Portion -
Shall mean the ratio of the Company's outstanding debt to such Lender with respect to the Credit Amounts, to the Company's total unpaid debt towards all the Lenders with respect to the Credit Amounts as set forth in Appendix B1 hereto, and as updated from time to time by the Facility Agent.

It is clarified that as long  as the Credit is not yet provided, the Lender's Portion shall be calculated according to the ratio of the amount of each Lender's undertaking to provide credit (as it may be from time to time up to the Date of Credit) to the Lenders' total undertakings to provide credit according to this Agreement, as set forth in the weighted summation line  set forth in Appendix B2 hereto.

Control -	Shall be as defined in the Securities Law, 5728-1968.

Year -	According to the Gregorian calendar.
Customary Sale Rate -	Shall mean the "transfer/assignment-sale" exchange rate that is published by Bank Hapoalim from time to time on the Board at the Branch with respect to the relevant currency;
Proceeds –
Shall mean any amount to be distributed as a Dividend with respect to the Purchased Shares (in kind or as Cash) and/or any amount which the Company is entitled and/or shall be entitled to receive from Bezeq as a Dividend for the Purchased Shares and/or towards the Shareholder Loans.

Credit Term -	Shall mean, with respect to each type of Credit, respectively, the period commencing on the Date of Credit and ending on the last Agreed Repayment Date of such Credit.
012 Smile -	Shall mean 012 Smile Communication Ltd., Company No. 51-283274-2, which is controlled by Internet Gold.
EBITDA -
Shall mean, with respect to Bezeq, the aggregate amount of the following amounts: the operating profit, depreciation expenses and deductions as reported in Bezeq's consolidated Financial Statements and which relate to the twelve consecutive Months (four quarters) preceding the relevant examination date.

All of the terms above which have not been explicitly defined shall be defined in accordance with the generally accepted accounting principles applying to Bezeq by Law.

YES -	D.B.S. Satellite Services (1998) Ltd. Company No. 51-270513-8.

Chapter A - Representations

3.	Representations of the Company

Without prejudicing and/or derogating from any declaration and/or representation and/or undertaking of the Company in this Agreement and/or in any other agreement and/or document provided and/or to be provided to the Lenders in connection with the Credit, the Company represents and warrants towards the Lenders and the Facility Agent, as of the date of execution of this Agreement, as follows:

3.1.	The Company is a private company, which was duly incorporated and registered pursuant to the laws of the State of Israel, and is existent and active.

3.2.
The Company's entire issued and paid up share capital is 15,000,001 ordinary shares par value NIS 1 per share, and is wholly owned by the Parent Company. In addition, the Company has not issued any securities which are convertible into shares and/or has not in any manner undertaken to issue any securities which are convertible into shares.

3.3.

3.3.1.
The Company does not operate and/or manage any business and/or activities of any type whatsoever, alone and/or together with another party, nor does it hold shares or capital in other companies or hold rights and/or interests in any business, all with the exception of the Purchased Shares.

3.3.2.
The Company has no debt whatsoever towards any other party, except with respect to the Parent Company Loans and with respect to the debts to the Lenders hereunder, and the Company is neither authorized nor permitted to receive any credit whatsoever from any party, with the exception of the Parent Company Loans and the Credit pursuant to this Agreement. In addition, the Company is not a guarantor for any third party, nor is it authorized or permitted to serve as a guarantor for any third party for the repayment of debts of another/others.

3.3.3.	The Company is neither authorized nor permitted to employ workers.

3.3.4.
The sole purpose of the Company is to purchase, hold and sell shares of Bezeq, to manage the aforementioned shareholdings and to perform all actions with respect thereto, and it is not authorized or permitted to act for any other purpose. It is clarified that the Company may, but is not obligated to, purchase the Additional Shares, provided that the Additional Shares are purchased exclusively with the Company's own resources (including the Released Monies) and/or by means of the Parent Company Loans, subject to the provisions of Section 21.10 below.

3.4.	The Company has the legal power, authority and rights to enter into this Agreement and the remaining Credit Documents and to fulfill all the provisions and terms thereof.

3.5.
With the exception of the Permits and remaining approvals required to complete the Purchase Transaction pursuant to Law and the Purchase Agreement, which are to be received prior to the actual provision of the Credit, as set forth in Section 8 below, the Company has received all the agreements, authorizations, Permits and approvals required pursuant to the incorporation documents and/or Law and/or the instructions of any authority, in connection with its entering into this Agreement and for the purpose of performing its undertakings hereunder – and no further agreements and/or permits and/or approvals are necessary.

3.6.
Subject to receiving the Permits and other approvals required for completing the Purchase Transaction pursuant to Law and the Purchase Agreement, and [pursuant to the] terms thereof, all of the Company's undertakings pursuant to, within the context of and/or in connection with this Agreement are legal, in full force and effect, binding upon and enforceable against them, in accordance with the terms hereof and the terms of the appendices hereto.

3.7.	The Company is not in breach of any contract, document or undertaking to which the Company is a party.

3.8.
The Company's execution of this Agreement and the performance of the undertakings set forth herein do not and will not incur a breach of any contract, document or undertaking to which the Company is a party and/or do not constitute and shall not constitute a breach and/or deviation from any provision of the Company's incorporation documents.

3.9.	There is no pending or anticipated claim, arbitration, litigation or administrative proceeding against the Company.

3.10.
To the best of the Company's knowledge, Bezeq is duly incorporated and validly existing and registered in accordance with the laws of the State of Israel. In addition, Bezeq's shares are listed for trade on the Stock Exchange and the Purchased Shares are listed for trade on the Stock Exchange.

3.11.
To the best of the Company's knowledge: (a) subject to receiving the Permits and remaining approvals required to complete the Purchase Transaction pursuant to law and the Purchase Agreement, which [approvals] are to be received prior to the actual provision of the Credit, as set forth in Section 8.3.2(j) below, the Purchase Agreement, including all provisions thereof, is lawful, valid and binding upon the parties thereto; (b) as of the Closing Date, the Company is entitled to purchase the Purchased Shares pursuant to the Purchase Agreement and is entitled to all the rights and shall be bound by all the obligations of the Purchaser under the Purchase Agreement; and (c) with the exception of payment of the Consideration Amount for the purchase of the Purchased Shares and receipt of the aforementioned Permits and approvals, all the terms set forth in the Purchase Agreement, which, according to the conditions of the Purchase Agreement, are meant to be satisfied as of the execution of this Agreement, have been fully satisfied.

3.12.	The Company has met all the terms of the Purchase Agreement; it has not breached the Purchase Agreement and, to the best of its knowledge, no breach of the Purchase Agreement has occurred.

3.13.
As of the Date of Credit and thereafter: (1) the Purchased Shares shall be wholly owned by the Company, Free and Clear (however, with respect to the period following the Date of Credit, the term "Free and Clear" in this respect shall not include actions not in the Company's control, such as attachments and claims, without derogating from the provisions of Sections 24.9 and 24.10 below), with the exception of the encumbrances the Company is to create pursuant to Section 22 below, and they shall be registered under the name of the Trust Company in such condition, and the Company shall bear any payment to apply, if any applies, to the transfer of the Purchased Shares to the Trust Company's name, as aforementioned; and (2) no restriction or condition applies under Law or agreement to the transfer, encumbrance or exercise of the Purchased Shares, and the Company may encumber the Purchased Shares (all except as subject to the restrictions prescribed by the Communications Law, the Communications Order, the Licenses, Control Permit, Lien Permit and remaining Permits and approvals granted and/or to be granted under law for the purpose of completing the Purchase Transaction, as set forth in Section 8.7 below), and the Company has not assigned any right or performed any other action which diminishes the value of the Purchased Shares.

3.14.
To the best of the Company's knowledge, the Sellers have no right to cancel the Company's acquisition of all or part of the Purchased Shares, and, to the best of the Company's knowledge, they have no grounds to assert rescission of the Purchase Transaction.

3.15.
The information provided to the Lenders by the Company in connection with the transaction contemplated hereunder, as part of the documents set forth in Appendix 3.15, is complete and accurate. For the avoidance of doubt, it is hereby clarified that to the extent the documents enumerated in Appendix 3.15 include business plans and future forecasts, these assessments are exclusively estimates, and there can be no certainty they will materialize.

3.16.	No events and/or circumstances have occurred that constitute – or which, over time or after notice or warning is provided, will constitute – an Event of Default.

3.17.

3.17.1.
The Purchase Agreement constitute the sole agreement existing in connection with the Purchase Transaction, and, apart from such agreement, no other verbal or written agreements exist between the Sellers and 012 Smile and/or anyone on its behalf and/or the Company, directly and/or indirectly, in connection with the Company's purchase of the Purchased Shares.

3.17.2.
With the exception of the Purchase Agreement, no agreement and/or document has been executed or is to be executed which contain provisions which affect or may affect the Parent Company's rights in connection with its shares of the Company and/or the rights in connection with the Purchased Shares and/or the Lenders' rights and/or the liabilities of the Company and/or the Parent Company towards the Lenders, including a management agreement, control agreement, voting agreement and/or shareholder agreement; and the Company hereby undertakes towards the Lenders to refrain from signing such an agreement or document without obtaining the Lenders' prior written consent, through the Facility Agent, to do so.

3.18.
The Company is aware that the Position Holders shall have towards it only the rights and obligations explicitly provided in this Agreement hereinabove and hereinbelow and pursuant to Law, and, other than as provided in this Agreement and in Law, the Position Holders or anyone on their behalf shall have no rights or obligations or responsibility towards the Company by virtue of and/or in connection with the Credit Documents. The Company does not, nor shall it have any claim and/or dispute and/or demand towards the Position Holders and their officers, employees, consultants or attorneys of the Position Holders regarding and/or in connection with this Agreement and/or the Credit Documents, except in the case of gross negligence on the part of the Position Holders. The Company hereby releases the Position Holders, and their officers, employees, consultants and attorneys from liability for any damage or loss it may suffer as a result of an action or abstention from action by the foregoing parties, except in the case of gross negligence by such Position Holders. This Section shall be interpreted as granting rights to the Position Holders, and their officers, employees, consultants, and attorneys who shall be permitted to rely on the provisions hereof.

Chapter B – The Credit

4.	Purposes of Credit

The Lenders through the Facility Agent shall provide the Credit to the Company, on the Date of Credit, in the amounts and on the dates pursuant to and subject to the terms of this Agreement, for the purpose of partially financing the purchase of the Purchased Shares under the Purchase Agreement and the fees and expenses associated with the Purchase Transaction, and the Company undertakes to use [the Credit] exclusively for such purpose.

5.	Types of Credit

5.1.	At the request of the Company, the Lenders agree to provide the Credit to the Company, to the Company's Account, in accordance with the terms set forth below.

5.2.
Each of the Loans out of the Credit shall be provided to the Company by the Lenders, through the Facility Agent, on the Date of Credit, and the time period and terms thereof shall be as set forth herein.

6.	Each Lender's Portion of Credit

6.1.
The entire Credit amount shall be provided by the Lenders, through the Facility Agent. With respect to the relationship of the Lenders amongst themselves, each Lender shall provide an amount equal to its relative portion of the various types of Credit, as set forth in Appendix B2 hereto.

Full underwriting – notwithstanding the distribution of the amounts among the Lenders in Appendix B2, Bank Hapoalim shall be responsible towards the Company to transfer the entire Credit amount to the Company on the Closing Date, and shall supplement on the Closing Date any difference [in amount] that is created (if it is created) for any reason whatsoever (including the failure by any of the other Lenders to obtain a permit) and, in such instance, the provisions of Sections 8.7.4 and 8.7.6 below shall apply exclusively with respect to Bank Hapoalim.

6.2.	The Lenders, trough the Facility Agent shall provide the Credit to the Company, subject to fulfillment of all the conditions precedent set forth in Section 8 below to the satisfaction of the Lenders.

6.3.
In the event the Lenders, through the Facility Agent, approve the provision of the Credit to the Company, the Facility Agent shall credit the Credit amount to the Company's Account and all the terms and provisions in the Credit Documents shall apply to the Credit.

6.4.
The Facility Agent's crediting of the Company's Account for the entire Credit amount specified in the Company's requests, as aforementioned, shall constitute conclusive and decisive evidence of the Company's acceptance of Credit on the terms set forth in the Credit Documents. As of the Date of Credit, all the terms and provisions of this Agreement shall apply to the Credit, including the calculation of Interest on and with respect to the Credit.

7.	Terms for Provision of Credit

7.1.
Subject to receiving the Lender's Notice confirming that the conditions precedent set forth in Section 8.2.1(b) below and the conditions set forth in Section 8.1 below have been satisfied, in order to motivate the Lenders to provide the Company the Credit, the Company shall provide the Facility Agent with the appropriate Credit Requests with respect to each type of Credit, signed by it, at least 5 business days prior to the Date of Credit.

Subject to the satisfaction of the conditions precedent for providing Credit, as set forth in Section 8 below (including consummation of the Purchase Transaction as of the Closing Date), the Credit Requests shall be irrevocable.

7.2.
Credit of the Company's Account by the Facility Agent, as aforementioned, shall constitute sufficient proof of the fact that the Company received the Credit in accordance with the terms contained in the Credit Requests and this Agreement.

7.3.
The Facility Agent shall furnish the Lenders with a copy of the Credit Requests it receives, as soon as possible after receiving them, and shall note the amount of each Lender's Portion of the requested Credit in accordance with Credit type and in accordance with the provisions of Section 6 above.

7.4.
Each Lender shall, in accordance with the Facility Agent's instructions, transfer an amount as instructed by the Facility Agent to each Lender, which is equal to such Lender's Portion of the requested Credit to the account so instructed by the Facility Agent by 12:00 p.m. on the Date of Credit (with a copy of proof thereof to the Facility Agent), in accordance with and subject to the provisions of Section 6 above, as of the Date of Credit. All such Credit shall be provided in fulfillment of all the conditions precedent set forth in this Section 7 and Section 8 below, and subject to the Company's performance of its undertakings hereunder, all to the satisfaction of each of the Lenders. Nothing in the provisions of this Section affects the provisions of Section 30 below.

7.5.
In the event all the Lenders provide the Company with all the amounts set forth in Subsection 7.4 above, in accordance with the aforementioned instructions of the Facility Agent, [equivalent to] the Credit amount that is the subject of the Credit Requests, the Facility Agent shall credit the Company's Account for the Credit amount, and all the terms and provisions contained in the appropriate Credit Requests and this Agreement shall apply to the Credit.

7.6.
The date of provision of Credit to the Company's Account shall, for all intents and purposes, be deemed to be the date the Company receives the Credit, including with respect to the calculation of the Interest on the Credit.

7.7.	Nothing in this Section derogates from the provisions of Section 6.1 above, and the provisions of Sections 7.3-7.6 above are intended to set forth the Lenders' relationship amongst themselves.

8.	Conditions Precedent for Provision of Credit

8.1.
The Lenders' provision of the Credit and receipt thereof by the Company is conditional upon the satisfaction of the conditions precedent enumerated in Section 8.2 below, by each of the Company and the Lenders (as applicable) up to 4 Business Days prior to the Closing Date, and upon the satisfaction of all the other conditions precedent set forth in Section 8 below, on the dates set forth alongside them.

8.2.

8.2.1.

(a)
Receipt of the Control Permit, inter alia, by the Company (or agreeing upon the form of the Permit with the relevant authorities and such [authorities'] confirmation that the Control Permit shall be signed and furnished on the Closing Date) and fulfillment of the remaining conditions precedent under the Purchase Transaction (to the extent they are fulfilled).

(b)
The Lenders' receipt of the Lien Permit in the form to be approved by the Lenders (through the Facility Agent) in their reasonable discretion, for the Liens to be created in favor of the Lenders pursuant to this Agreement (or agreeing on the form of the Permit with the relevant authorities and their confirmation that the Lien Permit shall be signed and furnished on the Closing Date).

8.2.2.
Without derogating from the provisions of the last part of Section 6.1 above, Bank Hapoalim declares, exclusively with respect to itself, that based on its own research and investigations, to the best of its knowledge, no preclusion exists to receive the Lien Permit with respect to the entire Purchased Shares; that it does not hold (and, to the best of its knowledge, it is not considered by Law to be a holder of) directly and/or indirectly,  any company which holds a license and/or franchise in the communications sector in Israel and/or which operates in such field in Israel in a manner which may affect its ability to obtain the Lien Permit, and that no other grounds exist with respect thereto which have been prescribed by Law as constituting grounds for not issuing the Lien Permit. Bank Hapoalim shall make its best efforts to maintain this status until such time as the Credit is provided (and thereafter, the provisions of Section 25 below shall apply).

8.2.3.
The Lenders undertake that to the extent that the following is required for the purpose of obtaining the Permits required to complete the Purchase Transaction (including the Lien Permit): (a) the amendment of the provisions of this Agreement and any of the related arrangements (such as the amendment of the Articles of Association of the Company); or (b) any action by the Company, the Parent Company, Eurocom Communications or Bezeq, and such action requires the approval of the Lenders pursuant to the terms of this Agreement, the Lenders shall act in good faith to assist the Company in obtaining the Permits, all provided that the Lenders' rights under the Credit Documents are not harmed.

8.3.	In addition to the foregoing, the provision of Credit under this Agreement is subject to the fulfillment of the following cumulative conditions:

8.3.1.
No later than 7 business days prior to the Closing Date, the Company shall lawfully open the Company's Account and the Lenders, through the Facility Agent, shall receive an original copy of the Company's Account Opening Documents (including the documents and approvals required with respect to the prohibition on money laundering).

8.3.2.
The  Lenders, through the Facility Agent, shall receive the other approvals and documents as set forth in this Section below, in the form and on the terms satisfactory to the Lenders, through the Facility Agent, and at its sole discretion and on the dates stipulated alongside them:

(a)
No later than the date of execution of this Agreement, copies of the incorporation documents and certificate of incorporation of the Company, certified by an external attorney of the Company as current and as true copies of the original. The Company's incorporation documents shall also include the restrictions set forth in Section 3.3 above.

(b)
No later than the date of execution of this Agreement, copies of the incorporation documents and certificate of incorporation of the Parent Company certified by an external attorney of the Parent Company as current and as true copies of the original.

(c)
No later than the date of execution of this Agreement, copies of the incorporation documents and certificate of incorporation of Eurocom Communications certified by an external attorney of Eurocom Communications as current and as true copies of the original.

(d)
No later than the date of execution of this Agreement, a copy of the Purchase Agreement signed by the parties thereto, and certified by an external attorney of the Company as a true copy of the original.

(e)
Concurrently with the execution of this Agreement, an original copy of this Agreement signed in the margins by the Parent Company and Eurocom Communications, in connection with their undertakings set forth herein, in the form set forth in the margins of this Agreement.

(f)	No later than the Closing Date, an original copy of all the Credit Documents, signed by the Company.

(g)
No later than the Closing Date, copies of the Collaterals documents signed by it, as set forth in Section 22 below (including the Lower Trust Agreement and the Upper Trust Agreement attached to the Collaterals documents).

(h)
No later than the Closing Date, an approval, signed by an external attorney of the Company, in the form to be agreed upon by the Company and the Lenders, pursuant to which the following resolution was approved at a Meeting of the Board of Directors of the Company which was duly convened in accordance with the Company's incorporation documents and in which directors constituting a legal quorum of the Board of Directors of the Company were present:

(1) This Agreement, the Credit Documents and the obligations and undertakings of the Company thereunder are approved by the Board of Directors of the Company; and (2) detailing the names of the signatories authorized by the Company to sign all documents in connection with the Credit, and to receive on behalf of the Company any resolution and agree with the Lenders, through the Facility Agent, from time to time, at their discretion and subject to the restrictions set forth in the aforementioned resolution of the Board of Directors, to the extent specified, about [terms and] conditions of any type in connection with the Credit Documents, and to sign all the notices, approvals and reports required from the Company pursuant to the Credit Documents.

(i)
No later than the Closing Date, an approval signed by an external attorney of the Parent Company, in the form to be agreed upon with the Lenders, pursuant to which the following resolution was approved at a Meeting of the Board of Directors of the Parent Company which was duly convened in accordance with its incorporation documents and in which directors constituting a legal quorum of the Board of Directors of such company were present:

(1) This Agreement and the remaining Credit Documents to which the Parent Company is a party, with respect to and in connection with the Credit (i.e. the Debenture, as set forth in Section 22.1.1 and the Undertaking, as set forth in Section 22.1.4) are approved by the Board of Directors of the Parent Company; and (2) the names of the signatories authorized by the Parent Company to sign all documents to which the Parent Company is a party in connection with the aforementioned documents, and to receive any resolution on its behalf and agree with the Lenders, through the Facility Agent, from time to time, at their discretion and subject to the restrictions set forth in the aforementioned resolution of the Board of Directors, to the extent specified, about [terms and] conditions of any type in connection with the aforementioned documents, and to sign all the notices, approvals and reports required from the Parent Company pursuant to the Credit Documents.

(j)
No later than the Closing Date: an approval signed by an external attorney of the Company in the form to be agreed upon by the Company and the Lenders (which may be based on factual approvals of the Company) pursuant to which: (1) all other agreements, licenses, approvals and Permits required under the Purchase Agreement and/or Law to perform the Purchase Transaction, including those enumerated in Section 2.4(a) of the Purchase Agreement, to the extent required, have been received, and all the Permits, agreements, approvals and permits presumed to be final are signed and binding (a certified original copy of the decision of the Antitrust Commissioner, the Control Permit and additional decisions of the Ministry of Communications and/or the ministers pursuant to the Communications Order, to the extent any exist, and the other decisions set forth in Section 2.4(a) of the Purchase Agreement shall be attached to such approval, to the extent the foregoing are required by Law in connection with the Purchase Transaction, with the exception of the Lien Permit); and (2) all the conditions for performing and consummating the Purchase Transaction have been fully satisfied, with the exception of payment of the purchase consideration.

(k)
No later than the Closing Date, an original copy of the Company's statement regarding its entitlement to receive the Purchased Shares on the Date of Credit, and that the Company has not granted or undertaken to grant rights in the Purchased Shares to another party, as aforementioned, nor has it executed a voting agreement with another party in connection with the Purchased Shares.

(l)
On the Closing Date, a copy of Bezeq's shareholders' register received from the secretary of Bezeq, or such other approval to the Facility Agent's satisfaction regarding the percentage of holdings of Bezeq's issued capital.

(m)	On the Closing Date, the irrevocable instruction set forth in Section 22.1.3.7 below, with respect to the Purchased Shares, approved by Bezeq.

(n)	On the Closing Date, a certified original copy of all the documents and approvals set forth in Sections 2.3(a) and 2.3(d) of the Purchase Agreement (subject to the provisions of Section (o) below).

(o)
On the Closing Date, an original copy of the documents required for transferring the Purchased Shares in the Trust Company's name and for transferring the Parent Company' shares of the Company in the Trust Company's name, and of the Collaterals documents (including all the agreements and approvals in connection with the Collaterals documents, with the exception of the Lien Permit, to be provided to the Company by the Lenders as set forth in Section 8.2.1(b) above) duly signed and authorized and to the complete satisfaction of the Security Trustee.

(p)
On the Closing Date, the share certificate with respect to the Purchased Shares, registered in the Trust Company's name and duly executed, which shall replace the share certificate stated in Sections 2.3(a) and (y)(ii)(d)2 of the Purchase Agreement.

In addition, the share certificate with respect to the Parent Company's shares of the Company, registered in the Trust Company's name and duly executed.

(q)
On the Closing Date, written approval by Bezeq stating that the Trust Company has been registered in Bezeq's shareholders register, together with a copy of Bezeq's shareholders' register signed by Bezeq's secretary, in which the Purchased Shares are registered in the Trust Company's name.

In addition, written approval by the Company stating that the Trust Company has been registered in the shareholders' register of the Company, together with a copy of the Company's shareholders' register signed by an officer of the Company, in which all the issued shares of the Company are registered in the Trust Company's name. In addition, the Company shall provide a report form to the Registrar of Companies regarding the transfer of all the issued shares of the Company in the Trust Company's name, duly signed by an officer of the Company.

(r)	An original copy of the Credit Requests signed by the Company, as set forth in Section 7.1 above.

(s)
No later than the Closing Date, an original copy of the irrevocable instructions to the Lenders through the Facility Agent, signed by the Company, pursuant to which the Company instructs the Lenders, through the Facility Agent, to charge the Company's Account and to credit the account of the Sellers, whose details shall be provided in such instructions for the purpose of paying the consideration under the Purchase Agreement, for the Credit Amount, less: (i) the Credit Amounts to be provided for the purpose of paying commissions to the Lenders and the expenses associated with the transaction, in an amount of up to one hundred million shekels (NIS 100,000,000) (it is clarified that the expenses to be borne by the Company, as set forth in this Section and in this Agreement, also include amounts borne or to be borne by 012 Smile, and for which 012 Smile shall charge the Company), and less: (ii) the Credit Amounts to be deposited in a deposit , as set forth in Section 8.5 (to the extent it applies).

(t)
No later than the Closing Date, each of the relevant Lenders shall receive an original copy of the Option Agreement which the Company is to execute with it; the Facility Agent shall provide the Company with the distribution of options among the Lenders in writing seven (7) days prior to the Closing Date.

8.4.
Evidence is provided to the satisfaction of the Lenders, through the Facility Agent, that during the period of time between the execution of the Purchase Agreement and the Date of Credit, none of the following events occurred: (1) Bezeq paid a Dividend in Cash or in kind to its shareholders and/or Bezeq performed or undertook to perform another Distribution; (2) Bezeq declared a Dividend in Cash or in kind or undertook to declare a Dividend in Cash or in kind, all (with respect to Subsection (1) and with respect to Subsection (2) in an aggregate amount exceeding one billion shekels (with respect to the Purchased Shares).

8.5.
Without derogating from Section 8.4 above, if the last section of the definition of the Credit or Loans occurs with respect to a Dividend distribution by Bezeq following the Closing Date, after deducting the consideration price accordingly: the Company deposits in the Company's Account an amount in Cash equal to the amount by which the consideration was reduced less the amount of Credit A, but not more than NIS 150 million. The monies deposited, as aforementioned, shall be akin to the Cash deposit for the purpose of Section 16.1 below.

8.6.
During the period of time between the execution of the Purchase Agreement and the Date of Credit, the Company does not agree, without the Lenders' prior written approval, that Bezeq shall approve any of the resolutions enumerated in Section 5.1(a) of the Purchase Agreement.

8.7.	On the Date of Credit, all the following conditions with respect to the Company shall be fulfilled to the satisfaction of the Lenders, through the Facility Agent:

8.7.1.
The Parent Company shall invest equity (as such term is defined according to generally accepted accounting principles applicable in Israel, from time to time) in the Company and/or provide the Company with the Parent Company Loans, all in an amount equal to the difference between (a) the price actually paid as part of the Purchase Transaction, plus amounts to cover all of the taxes, expenses and other amounts to be borne by the Company in connection with the performance of the Purchase Transaction and in connection with the provision and management of the Credit, and (b) the Credit amount to be provided as set forth in this Agreement, and an amount equal to the aforementioned difference shall be deposited in the Company's Account.

8.7.2.	As of the Closing Date, no Event of Default shall have occurred (without taking into account any cure periods).

8.7.3.
No event as defined in Section 2.4(b)(v)(i)  of the Purchase Agreement occurs with respect to Bezeq and/or no resolution is received by Bezeq to perform any of the actions set forth in Section 2.4(b)(v)(i) of the Purchase Agreement. In any event, it is clarified that the consent of 012 Smile and/or the Company and/or anyone on their behalf as set forth in such Section, shall be granted subject to the prior written consent of the Lenders through the Facility Agent thereto.

8.7.4.
Without derogating from the generality of Subsections 8.2.2 and 8.7.2 above, there shall be no preclusion and/or restriction and/or prohibition, including any preclusion and/or restriction and/or prohibition applicable by Law and/or by the Bank of Israel and/or a governmental body and/or under any order, with respect to the provision of the Credit or with respect to the repayment thereof or with respect to Collaterals to secure such [Credit] and the rights pursuant thereto and/or the realization thereof (except pursuant to the Communication Law, the Communication Order, the Permits and Licenses). The form of the Control Permit shall not contradict the terms of this Agreement.

8.7.5.	Immediately after their purchase, the Purchased Shares shall be registered in the Trust Company's name.

8.7.6.
As of the Date of Credit, all of the following conditions shall have been performed to the full satisfaction of the Lenders through the Facility Agent: all the consents, licenses, Permits and other approvals required by Law shall have been received, including the Control Permit and Lien Permit, pursuant to the terms of the Credit Documents (a certified original copy of the aforementioned consents, licenses, approvals and Permits shall be furnished to the Lenders through the Facility Agent, with the exception of the Lien Permit, which is to be provided to the Company by the Lenders, as set forth in Section 8.3.2(o) above), and all such Permits, consents, approvals and license being final and binding.

8.7.7.
As of the Date of Credit, after the Company furnishes the Lenders, through the Security Trustee, the Collaterals documents signed by it, as set forth in Section 8.3.2(g) above: Bank Hapoalim (in its capacity as Facility Agent and Security Trustee) shall have provided the Company the documents which require [Bank Hapoalim's] signature and the signature of the Trust Company, signed by them. Among other documents, but without derogating from the foregoing, the following documents shall have been provided to the Company:

(a)	The Lower Trust Agreement and Upper Trust Agreement, signed by Bank Hapoalim and the Trust Company;

(b)	Proxy to vote the Purchased Shares, in the form attached as Appendix C to the Lower Trust Agreement, signed by the Trust Company.

(c)
Irrevocable instructions addressed to Bezeq, with respect to amounts and assets due to the Trust Company from Bezeq, in the form attached as Appendix B to the Lower Trust Agreement, signed by the Trust Company and authorized by Bezeq.

(d)	Proxy to vote shares of the Company held by the Parent Company, in the form attached as Appendix III to the Upper Trust Agreement, signed by the Trust Company.

(e)
Instructions to the Company, with respect to amounts and assets due to the Trust Company from the Company, in the form attached as Appendix II to the Upper Trust Agreement, signed by the Trust Company. The Company shall confirm receipt of the aforementioned instructions in the form attached thereto.

8.8.
The Company shall provide the Lenders, through the Facility Agent, written acknowledgement that the representations and warranties provided by the Company and/or the Parent Company as set forth in this Agreement and the Credit Documents are correct and accurate as of the Date of Credit.

9.	Terms of Loans Based on Credit Type

9.1.	Types of Interest on the Loans

The Credit (including any part of Credit A, Credit B, Credit C and Credit D) shall, at the Company's selection, be of the following types: fixed-interest rate loan in the Credit Currency (Index-linked) and/or at fixed interest-rate (non-Index linked) and/or at a floating interest rate (non Index-linked).

9.2.	Interest

The Credit principal shall bear accrued Interest, which shall be charged as of the Date of Credit and on the dates set forth in this Agreement, the Credit Request and the Amortization Schedule.

9.2.1.
The interest on the principal amount of each Credit type (Credit A, Credit B, Credit C and Credit D) or on any part of a Credit type shall be as follows, as selected by the Company and as requested in the Credit Request:

9.2.1.1.
Fixed interest at the Wholesale Interest rate known on the Date of Credit plus the margin appropriate for such Credit type (Credit A Margin or the Credit B Margin or Credit C Margin or  Credit D Margin). Bank Hapoalim's notice regarding its Wholesale Interest rate shall bind the Company and the remaining Lenders.

Or –

9.2.1.2.
Floating interest, comprised of interest at the Wholesale Interest rate known on the Date of Credit plus the margin corresponding to such Credit type (Credit A Margin or Credit B Margin or Credit C Margin or Credit D Margin). For the avoidance of doubt, it is clarified that the initial interest rate shall be determined in accordance with the Wholesale Interest rate in place at the Date of Credit. In the event the Company takes Credit at a floating interest rate, then, on the date of conclusion of each interest calculation period, the Company shall be entitled to convert the aforementioned Credit into fixed-interest Index-linked or non Index-linked loans. Such conversion may be performed with respect to a portion of the Credit, provided that the converted amount shall not be less than NIS 50,000,000. On each aforementioned conversion date, the Credit Facility Agent shall announce the new Wholesale Interest rate of the amount that was converted.

9.3.	Repayment of the Principal

The Company undertakes to repay the Credit principal on the date as set forth in the Credit Requests and subject to and in accordance with the provisions below:

Principal of Credit A	–	in a single payment, no later than November 30, 2010.
Principal of Credit B	–	in 13 (thirteen) equal and consecutive payments every six Months as of November 30, 2010, and up to November 30, 2016.
Principal of Credit C	–	in a single payment, no later than November 30, 2016.
Principal of Credit D	–	in a single payment, no later than May 30, 2017.

9.4.	Interest Calculation Period

In this Agreement, "Interest Calculation Period" shall mean:

9.4.1.	With respect to Credit A – as of the Date of Credit and up to November 30, 2010, or up to the Actual Repayment Date, whichever is earlier.

9.4.2.
With respect to Credit B, Credit C and Credit D – a period of six Months, as requested in the relevant Credit Requests. It is clarified that the first and/or last Interest Calculation Period may be shorter or longer, all as set forth in the relevant Credit Requests and the Amortization Schedule. The first date of payment of the Interest with respect to the first interest period shall be on November 30, 2010.

The Interest shall be calculated on the basis of the number of days that have actually passed from the relevant Date of Credit, divided by 365 or 366 days, according to the year.

9.5.	Repayment of Interest

The Company undertakes to repay the Interest on the dates as set forth in the relevant Credit Requests and subject to the following provisions:

9.5.1.	With respect to Credit A – in a single payment, to be effected at the end of the Credit A period, and the Interest shall be calculated with respect to the entire principal of Credit A.

9.5.2.
With respect to Credit B, Credit C and Credit D: at the end of each Interest Calculation Period, the Interest shall be calculated on the outstanding balance of the principal of the relevant loan, as it shall be from time to time, and with respect to the period commencing as of the beginning of the relevant Interest Calculation Date and to the end thereof (not including the date of payment). For the avoidance of doubt, in the event reference is made to a loan at a floating interest rate, the Interest shall be calculated taking into account the interest rate/s applying during such Interest Calculation Period and as set forth in the Amortization Schedule.

9.6.	Linkage

The Credit principal amounts, the Amount in Arrears (as defined in Section 10 below) and all Interest types may be fully: non-linked or index-linked, all as authorized by the Lenders through the Facility Agent, and as set forth in the Credit Requests.

Whenever amounts payable to the Lenders on account of the Credit Amounts are Index-linked (hereinafter, the "Index-Linked Amounts"), the following linkage terms shall apply thereto:

If it becomes evident that the New Index rose in comparison with the Base Index, the Company shall pay the Lenders the Index-Linked Amounts multiplied by the New Index and divided by the Base Index.

If it becomes evident that the New Index did not rise or has fallen in comparison with the Base Index, the Company shall pay the Index-Linked Amounts without any linkage.

If prior to a relevant repayment date a New Index which was to have been published prior to such date is not published, then, for the purpose of calculating linkage differentials, as set forth above, the "New Index" shall be the last Index published prior to the aforementioned repayment date (hereinafter, the "Temporary Index").

The Temporary Index shall be used for the purpose of calculating the aforementioned linkage differentials until the New Index is published (hereinafter, the "Index Published in Delay").

If it becomes evident that the Index Published in Delay has risen or fallen in comparison with the Temporary Index, the Company shall be charged or credited by the Lenders for the consequential difference, as applicable. If it becomes evident that the Index Published in Delay has not fallen or has risen in comparison with the Base Index, the Company shall pay the Index-Linked Amounts without any linkage.

The Company undertakes to pay the Lenders the aforementioned linkage differentials.

10.	Arrears Interest

10.1.
In the event the Company fails to pay any of the amounts it owes to the Lenders pursuant to this Agreement and/or the relevant Credit Request, on the Agreed Repayment Date or – if no repayment date is determined – as of the date it was demanded to pay [such amount] (hereinafter, the "Amount in Arrears"), the Amount in Arrears shall bear Arrears Interest subject to the provisions of any Law. Notwithstanding the foregoing, to the extent the Company pays the Amount in Arrears within seven (7) days of the date it was required to make such payment, then the Amount in Arrears shall not accrue Arrears Interest during such seven days.

10.2.
Subject to the foregoing, the Amount in Arrears shall bear Arrears Interest as of the Agreed Repayment Date of such amount, or – if no date for repayment has been determined – as of the date the Company was demanded to pay such amount in accordance with the terms of this Agreement and up to the Actual Repayment Date of such amount.

10.3.	Arrears Interest shall be paid by the Company in the Credit Currency, all as subject to any Law.

10.4.
The Arrears Interest shall be calculated by the Lenders, through the Facility Agent, on the balances of the Amount in Arrears and subject to the provisions of any Law, and shall be added to the Amount in Arrears at the end of every six Months.

10.5.
The Company declares that it agrees to the Arrears Interest rate determined in this Agreement, and that it is aware that the maximum Arrears Interest rate quoted by Bank Hapoalim is higher than the Arrears Interest rate under this Agreement.

11.	Interest on Deposits

Interest provided in Appendix 11 hereto shall be credited to monetary deposits in the Company's Account. In addition, the Company shall be exempt from custody fees for the securities to be held by the Company in the Company's Account pursuant to the provisions of this Agreement.

12.	Linkage Differentials for Amounts in Arrears

In addition to and without derogating from the remaining provisions of this Agreement, and, in particular, without derogating and in addition to the provisions of Section 10 above:

12.1.
It is clarified that for the purpose of calculating linkage differentials, as set forth in Section 9.6 above, in the relevant instance, the Base Index with respect to the Amount in Arrears and the Arrears Interest shall be the Index known on the Agreed Repayment Date of the relevant Amount in Arrears, or – if no date has been determined for the repayment thereof – the Index that is known on the date the Company is demanded to pay any such Amount in Arrears (hereinafter, the "Base Index for the Amount in Arrears").

12.2.
Linkage differentials, as set forth in Section 9.6 above, with respect to the Amount in Arrears and the Arrears Interest shall be calculated as set forth in Section 12.1 above, as of the Agreed Repayment Date of the relevant Amount in Arrears, or – if no date has been determined for the repayment thereof – as of the date the Company is demanded to pay any such Amount in Arrears and up to the Actual Repayment Date of such amount.

12.3.
If it becomes evident that the New Index has fallen or has not risen in comparison with the Base Index for the Amount in Arrears, no linkage differentials shall be paid on the relevant Amount in Arrears and Arrears Interest, with respect to the period of delay, upon repayment of the aforementioned Amount in Arrears.

13.	Amortization Schedule

Details regarding any loan provided pursuant to a Credit Request, with respect to payments and repayment dates of the loan principal, interest and linkage differentials, to the extent any exist, shall be included in an amortization schedule to be sent to the Company by the Lenders, through the Facility Agent, immediately subsequent to the Date of Credit (hereinafter, the "Amortization Schedule"). The Amortization Schedule shall constitute an integral part of this Agreement.

If the Amortization Schedule does not reach the Company within 30 days of the Date of Credit, the Company undertakes to provide the Facility Agent written notice thereof, and, in the absence of such notice, the provisions set forth in the copy of the Amortization Schedule in the Facility Agent's possession shall apply to the Company.

14.	Change of Dates

14.1.
In the event an Agreed Repayment Date on which a certain payment is to be repaid on account of the Credit Amounts occurs on a day which is not a Business Day (hereinafter, the "Original Charge Date"), repayment of the payment on account of the Credit Amounts shall be deferred to the first Business Day after the Original Charge Date (hereinafter, the "Deferred Charge Date") (hereinafter, "Deadline Deferral").

14.2.
In the event a Deadline Deferral occurs, as set forth in Section 14.1 above, the entire amount whose charge has been deferred, as aforementioned, shall bear the interest at the Interest rate, including for the period in which the charge was deferred, as aforementioned, all subject to any Law.

14.3.
For the avoidance of doubt, it is clarified that the date of compounding the Interest to the Credit principal shall not be deferred or accelerated, including in the event such date falls on a day which is not a Business Day.

15.	Additional Payments

15.1.
The Company undertakes to pay the Lenders, from time to time, additional amounts at a rate to be determined by the Lenders from time to time and which shall serve as reasonable compensation to the Lenders for a rise in the cost of the Credit to the Lenders, after the date of execution of this Agreement, for all or part of the following reasons:

15.1.1.
As a result of a new obligation (which is not existent or known on the date of execution of this Agreement) under any Law, which is imposed on the entities among the Lenders that are banks, which are require by the Bank of Israel and/or any competent authority under the Law in  Israel:

15.1.1.1.
To hold liquid assets at any rate or any currencies in connection with the provision of the Credit and/or the continued provision thereof with respect to customers and credits of the same type or scope; and/or

15.1.1.2.
To pay and/or allocate any payments to the State treasury (for reasons other than tax or levies as set forth in Section 19 below) and/or the Bank of Israel and/or any competent authority under Israeli Law in connection with the provision of the Credit and/or the continued provision thereof;

(hereinafter, the "Additional Payment").

15.2.
The Additional Payment shall be repaid in the Credit Currency on the following dates: on each of the dates determined for payment of the Interest on the Credit; or – if a different date has been determined for such purpose under Law which cannot be made contingent, on the date prescribed by Law.

15.3.
Notwithstanding the foregoing, if the foregoing occurs, the Company shall be granted the right to early repayment of all or any part of the Credits on the date of payment of the Interest 30 days after the Company's notice of its intention to do so, at the amounts of the principal, Interest and linkage accumulated up to the actual date of payment, and without any penalties or fines (for the avoidance of doubt, it is clarified that the provisions of Section 17 below shall not apply to early repayment under this Section). In the event such a notice is issued by the Company, the Lenders, through the Facility Agent, shall be entitled to notify the Company that they will not be waive their right to charge the Company the Additional Payment, and, in such instance the Company shall not be entitled to repay the Credits early, as aforementioned.

16.	Early Repayment and Release of Proceeds from Bezeq

16.1.	In this Section 16:

16.1.1.	The "Original Credit Principal Balance" shall mean the original balance of the Credit B principal, the Credit C principal and the Credit D principal (without the Credit A principal balance).

16.1.2.	"Special Proceeds" shall mean any Cash Dividend distributed to the Company by Bezeq, which derives from profits other than Bezeq's ongoing operations.

16.1a.
The Company undertakes that in accordance with the order of payments provided in Section 20 below, the Company shall deposit a Cash deposit in the Company's Account out of the Cash Proceed which Bezeq pays and/or distributes to the Company until an amount of NIS one hundred fifty million (NIS 150,000,000) accumulates in the deposit (hereinafter in this Section, the "Encumbered Deposit"). The Company shall, through the Security Trustee, create and record in favor of the Lender a fixed first-ranking lien over the Encumbered Deposit (but not on the profits thereof, which shall be deposited in the Company's Account) to secure repayment of the Credit Amounts. Such lien shall be in addition to the other Collaterals provided and/or to be provided in favor of the Lenders to secure repayment of the Credit Amounts under the Credit Documents, and the Lien Documents with respect to the Encumbered Deposit and the related approvals and decisions shall be in the form attached as Appendix 16.1a hereto.

In the event the Company does not have sufficient Cash to make one of the payments on account of the Credit in accordance with the Amortization Schedule, the Company may use all or a portion of the Encumbered Deposit in order to effect the aforementioned payments, without such use constituting a breach of this Agreement. In such instance, and subject to the provisions of Section 20 below, the Company hereby undertakes to supplement the Encumbered Deposit up to a total of one hundred fifty million shekels (NIS 150,000,000) out of the subsequent amounts which Bezeq will pays and/or distribute to the Company as a Cash Proceeds.

16.2.
In the event Bezeq pays and/or distributes a Cash Proceeds (which are not Special Proceeds) to the Company, the Proceeds shall be deposited in the Company's Account (hereinafter, the "Proceeds Monies") and the following shall apply with respect thereto:

16.2.1.
Until such time as 15% of the Original Credit Principal Balance is repaid (by means other than the realization of any of the Collaterals in favor of the Lenders) and without the foregoing affecting any of the Company's undertakings under this Agreement and/or any of the Credit Documents: all the Proceeds Monies shall be utilized, at the Company's sole discretion, to increase the Company's liquidity balance in the Company's Account and/or for early repayment of the Credit Amounts. In the event of early repayment, the provisions of Section 17.4 below shall apply.

16.2.2.
After at least 15% but not more than 25% of the Original Credit Principal Balance is repaid (by means other than realization of any of the Collaterals in favor of the Lenders) and without the foregoing affecting any of the Company's undertakings hereunder and/or under any of the Credit Documents: all the Proceeds Monies shall be utilized, at the Company's sole discretion, to increase the Company's liquidity balance and/or for early repayment of the Credit Amounts, as set forth in Section 16.2.1 above (in the event of early repayment, the provisions of Section 17.4 below shall apply).

Notwithstanding the foregoing:

Following each date of repayment according to the Amortization Schedule, the Company shall be entitled to request that the Lenders, through the Facility Agent, examine whether all the conditions set forth in this Section 16.2.2 below have been satisfied.

The Lenders, through the Facility Agent, shall examine    whether the conditions are satisfied within two Business Days of the Company's request.

In the event such conditions are satisfied, the Company shall be entitled to withdraw from the Company's Account an amount equal to up to 75% of the amount remaining after deducting the amounts paid according to the Amortization Schedule on the aforementioned repayment date.

With respect to the remaining Proceeds Monies, the provisions at the beginning of this subsection shall apply, subject to the Company's payment of the consideration for the Option as set forth in Section 16.5 below, to the extent the Company has an obligation to make such payment at such time.

The following are the conditions:

16.2.2.1.
No Event of Default has occurred as of the date of examination (it is clarified that an Event of Default which is within a cure period shall be deemed to be an Event of Default for purposes of this Subsection); and

16.2.2.2.
From the period of payment of the Proceeds being examined and up to the date of examination, Bezeq did not pay and/or distribute to the Company any additional Cash Proceeds (which are not Special Proceeds); and

16.2.2.3.	The Company has fully repaid all current maturities as of such time (principal, interest and linkage differentials thereon, to the extent there are any) for the Credit; and

16.2.2.4.	The Encumbered Deposit is deposited in the Company's Account; and

16.2.2.5.
The Total Debt to EBITDA Ratio as of the relevant examination date and following the distribution of the Proceeds Monies does not exceed 3.45 (three and forty five tenths [hundredths]) and the Company provides the Facility Agent an approval signed by an external accountant of the Company confirming the aforementioned financial ratio and the method of calculation thereof; and

16.2.2.6.
Eurocom Communications has executed a permanent guarantee in favor of the Lenders, through the Security Trustee, to secure repayment of the Credit Amounts, which guarantee is limited to the amount of money the Company wishes to actually withdraw from the Company's Account pursuant to this Section 16.2.2 (hereinafter, "Eurocom Communications Guarantee Letter"). The Eurocom Communications Guarantee Letter to be executed, as aforementioned, shall be independent of the remaining Collaterals provided and/or to be provided in favor of the Lenders to secure repayment of the Credit Amounts pursuant to the Credit Documents. The Eurocom Communications Guarantee Letter and the related approvals and decisions shall be in the form attached hereto as Appendix 16.2.2.6. Upon satisfaction of the conditions set forth in Section 21.21 below, the Lenders may, by a resolution passed by a Special Majority of Lenders, exercise the Eurocom Communications Guarantee Letter;

It is hereby agreed that after at least 25% (twenty five percent) of the Original Credit Principal Balance is repaid (by means other than Realization of the Collaterals in favor of the Lenders), the guarantee which Eurocom Communications provided pursuant to this Section 16.2.2.6 shall become void. The Lenders, through the Security Trustee, shall return the Eurocom Communications Guarantee Letter which was provided to them to Eurocom Communications, and Eurocom Communications shall be released from any obligations thereunder.

16.2.3.
After at least 25% of the Original Credit Principal Balance is repaid (by means other than Realization of any of the Collaterals in favor of the Lenders) and without the foregoing affecting any of the Company's undertakings hereunder and/or under any of the Credit Documents: all the Proceeds Monies shall be utilized, at the Company's sole discretion, to increase the Company's liquidity balance and/or for early repayment of the Credit Amounts, as set forth in Section 16.2.1 above, and the provisions of Section 17.4 below shall apply.

Following every repayment date according to the Amortization Schedule, the Company shall be entitled to request that the Lenders, through the Facility Agent, examine whether the conditions set forth in this Section 16.2.3 below exist.

The Lenders, through the Facility Agent, shall examine whether the conditions are satisfied, within two business days of the Company's request.

In the event all the aforementioned conditions are satisfied, the Company shall be entitled to withdraw from the Company's Account an amount equal to up to 75% of the amount remaining after deducting the amounts repaid according to the Amortization Schedule on the aforementioned repayment date.

With respect to the remaining Proceeds Monies, the provisions at the beginning of this subsection shall apply, but subject to the payment by the Company of the consideration for the Option, as set forth in Section 16.5 below, to the extent the Company shall have an obligation to make such payment at such time.

The following are the conditions:

16.2.3.1.
No Event of Default has occurred as of the examination date (it is clarified that an Event of Default which is within a cure period shall be deemed to be an Event of Default for purposes of this subsection); and

16.2.3.2.	As of the examination date, Bezeq did not pay and/or distribute to the Company any additional Cash Proceeds (which are not Special Proceeds); and

16.2.3.3.	By such date the Company fully repaid all the current maturities (principal, interest and linkage differentials thereon, to the extent any exist) with respect to the Credit; and

16.2.3.4.	The Encumbered Deposit is deposited in the Company's Account; and

16.2.3.5.
The Total Debt to EBITDA Ratio as of the relevant examination date and following the aforementioned distribution of the Proceeds Monies exceeds 3.25 (three and twenty five hundredths), and the Company provides the Facility Agent an approval signed by an external accountant of the Company, confirming the above financial ratio and the method of calculation thereof.

16.3.	In the event Bezeq pays and/or distributes Special Proceeds to the Company, the proceeds shall be deposited in the Company's Account and the following provisions shall apply with respect thereto:

16.3.1.
Until such time as at least 25% of the Original Credit Principal Balance is repaid (by means other than Realization of any of the Collaterals in favor of the Lenders) and without the foregoing affecting any of the Company's undertakings under this Agreement and/or any of the Credit Documents: any Special Proceeds shall be applied towards early repayment of the Credit Amounts, and the provisions of Section 17.4 below shall apply.

16.3.2.
After at least 25% of the Original Credit Principal Balance is repaid (by means other than Realization of any of the Collaterals in favor of the Lenders) and without the foregoing affecting any of the Company's undertakings under this Agreement and/or any of the Credit Documents: any Special Proceeds shall be applied towards early repayment of the Credit Amounts, and the provisions of Section 17.4 shall apply.

Notwithstanding the foregoing:

Each time after Special Proceeds are deposited in the Company's Account, the Company shall be entitled to request that the Lenders, through the Facility Agent, examine whether the conditions set forth in this Section below are satisfied.

The Lenders, through the Facility Agent, shall perform the examination within two Business Days of the Company's request.

In the event all the aforementioned conditions are satisfied, the Company shall be entitled to withdraw from the Company's Account, at its request, amounts as set forth in Section 16.3.2.3, and the provisions set forth in the beginning of this subsection shall apply to the remainder of the Special Proceeds, subject to payment of the consideration for the Option, as set forth in Section 16.5 below, to the extent the Company has an obligation to make such payment at such time.

The following are the conditions:

16.3.2.1.
No Event of Default has occurred as of the examination date (it is clarified that an Event of Default which is within a cure period shall be deemed to be an Event of Default for purposes of this subsection); and

16.3.2.2.	By such date the Company has fully repaid all the current maturities (principal, interest and linkage differentials thereon, to the extent any exist) with respect to the Credit; and

16.3.2.3.	The amounts to be released to the Company out of each Special Proceeds shall be determined as set forth below:

16.3.2.3.1.
If the Total Debt to EBITDA Ratio as of the relevant examination date and following distribution of the Special Proceeds does not exceed 3.3 (three and three tenths), then, upon satisfaction of the remaining conditions as above-listed in this Section, the amounts to be released by the Facility Agent for the Company's use shall be 25% of every Special Proceeds.

16.3.2.3.2.
If the Total Debt to EBITDA Ratio as of the relevant examination date and following distribution of the Special Proceeds does not exceed 3 (three), then, upon satisfaction of the remaining conditions as above-listed in this Section, the amounts to be released by the Facility Agent for the Company's use shall be 50% of every Special Proceeds.

16.3.2.3.3.
If the Total Debt to EBITDA Ratio as of the relevant examination date and following distribution of the Special Proceeds does not exceed 2.75 (two and seventy five hundredths), then, upon satisfaction of the remaining conditions as above-listed in this Section, the amounts to be released by the Facility Agent for the Company's use shall be 75% of every Special Proceeds.

16.4.	It is hereby clarified that:

16.4.1.
The Company may, at its discretion, instruct the Lenders, through the Facility Agent, to deposit the Proceeds Monies or the Special Proceeds in a deposit in the Company's Account encumbered in favor of the Lenders through the Security Trustee, and the aforementioned monies (i.e. the Proceeds Monies and the Special Proceeds) shall be utilized to repay the Credit Amounts on the subsequent dates, in accordance with the repayment terms set forth in the Credit Documents.

16.4.2.
The Cash deposited in the Company's Account shall also be taken into account upon examining the Original Credit Principal Balance repayment rates, as set forth in this Section 16 above, all in accordance with the formula set forth in Appendix 16.4.2 hereto.

16.4.3.
For the avoidance of doubt, Sections 17.1 through 17.3 shall not apply to early repayments pursuant to the provisions of this Section 16. In addition, whenever early repayment occurs pursuant to Section 16.2 and 16.3 above, the Company shall not be penalized under Section 17.5 below (however, if the early repayment is effected with respect to a fixed-interest rate loan, the Company shall be charged an early repayment fee as set forth in Section 17.4 below, subject to the terms thereof).

16.5.	Payment of the Consideration for Realization of the Option

The Company shall pay the Lenders who are holders of the options under the Option Agreement the consideration for realization of the Option, as follows: the consideration shall be paid exclusively out of the remainder of the Proceeds Monies or out of the remainder of the Special Proceeds which the Company may not withdraw from its Account, as set forth in this Section 16 above (25% of the Proceeds Monies and 75%, 50% or 25% of the Special Proceeds amount, in accordance with the levels in Section 16.3.2.3 above).

For the avoidance of doubt, the consideration for the Option shall be paid exclusively as set forth in this Section. If the above mentioned remaining amounts in the Company's Account are insufficient the payment shall be deferred to a later date on which money is available out of such remaining amounts  for payment of the Option.

17.	Voluntary Early Repayment

The Company may request the Lenders to repay all or a portion of each of the above Credits, and any portion of a specific loan prior to the Agreed Repayment Date agreed in accordance with the terms of this Agreement (hereinafter, "Early Repayment") subject to the following conditions:

17.1.
The Company's request for Early Repayment of any amount on account of the Credit, as aforementioned, is submitted in writing to the Lenders, through the Facility Agent, at least 7 (seven) business days in advance, and shall be irrevocable, and shall stipulate the amount with respect to which Early Repayment is requested, as well as the date of Early Repayment.

17.2.
The Early Repayment of the amount requested by the Company shall be effected at the end of the Interest Calculation Period ending immediately after 7 (seven) business days have passed, as set forth in Section 17.1 above, and shall be accompanied by payment of the interest accrued on such amount up to the actual Early Repayment Date.

17.3.	Any principal amount which is repaid early shall not be less than NIS 30,000,000 (Thirty Million New Israeli Shekels).

17.4.
In the event any of the Loans which are the subject of the Credit are fixed-interest rate loans, then, in the event of Early Repayment of all or part of such Loans, the Company shall pay the Lenders, through the Facility Agent, an Early Repayment fee in addition to the amount which is repaid early, to be calculated as follows:

If the Alternative Interest in effect on the Early Repayment date is lower than the Wholesale Interest Rate in effect on the Date of Credit, the Early Repayment fee shall be an amount equal to the capitalization of the remaining payments payable pursuant hereto as payment of the principal and interest after the requested repayment date, with respect to the amount which was repaid early, at the Alternative Interest rate (as defined below) less the capitalization of the remaining payments which are payable hereunder as principal and interest payments after the requested repayment date, with respect to the amount which was repaid early, at the Wholesale Interest rate in effect on the Date of Credit.

For the avoidance of doubt, it is hereby clarified that if the Alternative Interest in effect on the Early Repayment date is equal to or higher than the Wholesale Interest Rate in effect on the Date of Credit, the Company shall not pay any repayment fee pursuant to this Section 17.4.

The Alternative Interest, for purposes of this subsection, shall mean the Wholesale Interest Rate in effect at Bank Hapoalim as of the requested Early Repayment date for the remaining relevant Credit period and in accordance with the original Amortization Schedule thereof.

17.5.
In the event the requested Early Repayment date occurs during the first four years as of the Date of Credit, and provided that the source of the Early Repayment is not from any Cash Proceeds paid to the Company by Bezeq, the Company shall pay the Lenders, through the Facility Agent, the following fee, in addition to the amount to be repaid early and in addition to the other fees as set forth in this Section with respect to the Early Repayment:

17.5.1.	If the requested Early Repayment date occurs during the first year from the Date of Credit – an Early Repayment fee in an amount equal to 2.5% (two and one half percent) of the amount repaid early.

17.5.2.
If the requested Early Repayment date occurs during the period commencing from the beginning of the second year from the Date of Credit and ending at the end of the second year from the Date of Credit – an Early Repayment fee in an amount equal to 1.85% (one and eighty five hundredths percent) of the amount to be repaid early.

17.5.3.
If the requested Early Repayment date occurs during the period commencing from the beginning of the third year from the Date of Credit and ending at the end of the third year from the Date of Credit – an Early Repayment fee in an amount equal to 1.4% (one and four tenths percent) of the amount to be repaid early.

17.5.4.
If the requested Early Repayment Date occurs during the fourth year from the Date of Credit – an Early Repayment fee in an amount equal to 0.85% (eighty  five tenths [hundredths] percent) of the amount to be repaid early.

17.6.
If the requested Early Repayment date occurs during the period commencing from the beginning of the fifth year from the Date of of Credit and thereafter, the Company shall not be charged an Early Repayment fee pursuant to this subsection 17.5.

17.7.	There shall be no preclusion at Law to make the requested Early Repayment.

17.8.	An amount repaid early pursuant to Section 16 above or this Section 17 shall not be provided again as Credit.

17.9.
Notwithstanding the foregoing, it is hereby clarified that repayment of Credit A (which is a bridge loan until Bezeq's payment of the first Dividend) shall be made at any time until November 30, 2010, and the Company shall not be charged any fee or penalty for repaying such Credit at any date earlier than November 30, 2010, provided that Credit A is provided to the Company at a floating interest rate.

18.	Company's Account

18.1.
The Company hereby gives the Facility Agent instructions to charge the Company's Account for all Credit Amounts, on their repayment dates in accordance with this Agreement (hereinafter, the "Charge Instruction"). In addition, the Facility Agent shall be entitled to charge the Company's Account for the Option, subject to prior written coordination with the Company.

18.2.	The Facility Agent shall comply with the Charge Instruction, except in circumstances in which the two following cumulative conditions exist with respect to any of the Credit Amounts:

18.2.1.
The Company provides the Facility Agent written notice at least 3 business days prior to the Agreed Repayment Date of any of the Credit Amounts that it intends to directly pay a particular amount due to the Lenders at such time, on account of the Credit Amounts (hereinafter, the "Direct Repayment Amount") (hereinafter, "Direct Repayment Notice"); and

18.2.2.	The Company directly pays the Direct Repayment Amount on the Agreed Repayment Date of the Direct Repayment Amount.

18.3.
Without derogating from the Lenders' rights under this Agreement and/or under any other document and/or form executed and/or to be executed by the Company in favor of the Lenders and/or the Facility Agent and/or by Law, the Company is aware that in the event it becomes evident that on an Agreed Repayment Date of any of the Credit Amounts (hereinafter, the "Amounts to be Charged") the Company's Account does not have a Credit Balance (hereinafter, the "Repayment Balance ") equal to the full amount of the Amounts to be Charged, the Facility Agent may refrain from performing the Charge Instruction on the aforementioned Agreed Repayment Date with respect to all or part of the Amounts to be Charged, wholly or partially, as applicable. Without derogating from the foregoing, the Facility Agent may, at its sole discretion, but is not obligated to, perform the Charge Instruction on the aforementioned Agreed Repayment Date and/or from time to time, on every Business Day following the aforementioned Agreed Repayment Date on which the Company's Account contains a  Repayment Balance of any amount, by means of charging the Company's Account for the full Repayment Balance, as aforementioned, or for a portion thereof, all at the Facility Agent's discretion.

18.4.
In the event the Facility Agent charges the Company's Account for any of the Amounts to be Charged (all or a portion thereof), as applicable (hereinafter, the "Charged Amount") and it becomes evident that the Company's Account does not contain a Repayment Balance sufficient for payment of the Charged Amount, the Facility Agent may cancel all or part of such charge and regard such cancelled amount, or a portion thereof, as an amount not paid on account of the Credit Amounts and to take any action it so determines under this Agreement accordingly.

18.5.
The Company is aware that the Facility Agent is under no obligation to examine whether and on which of the dates on which a Charge Instruction was executed the Company's Account contains a Repayment Balance which is sufficient for executing the Charge Instruction on such date, and the Company shall bear all possible consequences should such Repayment Balance fails to exist.

18.6.
In the event the Charge Instruction is executed, as aforementioned, the outstanding Amounts to be Charged, or a portion thereof, shall bear Arrears Interest at the rate as set forth in Section 10 above and subject to the terms thereof.

18.7.
Without derogating from the Lenders' rights under this Agreement and/or under the remaining Credit Documents and/or under Law, the Company is aware and agrees that in the event it becomes evident that on a particular payment date determined hereunder, with respect to the Credit principal and interest thereon, the Company's Account does not contain a Credit Balance for the full Amounts to be Charged on account of the Credit, the Lenders may refrain from executing such instruction on the aforementioned payment date until the first subsequent Business Day on which a sufficient balance is available in the Company's Account.

19.	Taxation

If after the execution of this Agreement the Company is, at any time, required by Law and/or the instructions of any authority or by a central bank to deduct or pay tax on a particular payment due from the Company with respect to the Credit or any portion thereof, or for a particular payment due or to become due from the Company pursuant to this Agreement and/or a Credit Request (hereinafter respectively, the "Payment to the Lenders"), the Company shall deduct tax at source from the Payment to the Lenders ("Deduction") and, within ten business days of the Deduction, shall issue the Lenders, through the Facility Agent, confirmation of the amounts paid with respect to each such Deduction, in order for the Lenders, through the Facility Agent, to present such approval to the Israeli tax authorities. In the event the Company fails to provide timely confirmation of the amounts paid with respect to such Deduction, the Payment to the Lenders shall increase in a manner which shall ensure that on the date of payment, the Lenders, through the Facility Agent receive a net amount equal to the amount the Lenders would have received if the Deduction had not been required.

20.	Allocation of Payments

20.1.
Any amount, payment or credit of any type which is paid or credited to the Company shall be allocated by the Lenders, through the Facility Agent, against any of the Company's Liability towards the Lenders and/or the Position Holders and against all its various types of liabilities hereunder (such as, without derogating from the generality of the foregoing, an obligation which is created as a result of the Company's obligation to indemnify the Lenders and/or return to them amounts it withdrew and/or as a result of a transfer of amounts to a third party, as well as fees, expenses and various payments, loans and so forth) at the Lenders' discretion; and as part of and within a Liability hereunder (hereinafter, the "Specific Liability"), in accordance with the following order:

20.1.1.
To pay all reasonable fees and expenses incurred and or to be incurred in connection with the Specific Liability, including the collection thereof, subject to the provisions of Section 45 below, including expenses of the receiver or the receiver and the special manager and/or assets receiver  and/or trustee and/or special manager and the wages of any one of them at a rate to be approved by the court or the Execution Office.

20.1.2.	To pay actual expenses paid by a Position Holder to third parties, for which it was not actually reimbursed by the Company by such date, and to pay any fees due to the Trustee.

20.1.3.	To pay the Arrears Interest.

20.1.4.	To pay the Additional Payment, to the extent there is any.

20.1.5.	To pay the Interest.

20.1.6.
To pay any other payment due and/or to become due to the Lenders under this Agreement and/or another document executed and/or to be executed by the Company and/or under any Law in connection with the Specific Liability.

20.1.7.	To pay the principal amount of the Specific Liability and the linkage differentials with respect thereto, to the extent any exist, pursuant to the provisions of Section 20.2 below.

20.1.8.	For the deposit of monies in the Encumbered Deposit and the supplementation thereof, to the extent required, as set forth in Section 16.1a above.

20.1.9.	For payment of the Option, as set forth in Section 16.5 above, and out of the balances enumerated in such section (to the extent any exist).

The foregoing shall apply to any amount paid to the Company from any source, including any amount arising from the realization of guarantees and/or as a result of the realization of any of the Collaterals and/or the assets and/or as a result of the sale of property encumbered in favor of the Lenders and/or as a result of the sale of other property or a portion thereof and all the rights, monies and Proceeds received by the receiver and/or receiver and special manager and/or assets receiver  and/or trustee and/or special manager and/or any amount, payment and/or credit of any type to be paid and/or received in favor of the Company, and any time the Lenders, through the Facility Agent, exercise the right of set off as set forth in Section 25 below.

20.2.	The order of repayment of the principal of the Credit types shall be as follows, and, if necessary, shall include the deposit or supplementation of the Encumbered Deposit:

a.	First, payment on account of Credit A.

b.	Second, payment according to the Amortization Schedule.

c.	Third, deposit of the monies in the Encumbered Deposit, to the extent necessary, as set forth in Section 16.1a above.

Notwithstanding the foregoing, in the event of Early Repayment (pursuant to Sections 16 and/or 17) and/or immediate repayment, the following shall apply:

a.	First, payment on account of Credit A.

b.	Second, deposit of the monies in the Encumbered Deposit, to the extent necessary, as set forth in Section 16.1a above (except in the event of immediate repayment).

c.	Third, payment on account of Credit C;

d.	Fourth:

(1)	Until such time as at least 25% of the Original Credit Principal Balance is paid (by means other than realization of any of the Collaterals in favor of the Lenders): repayment on account of Credit D.

(2)
After at least 25% of the original Credit Principal Balance (as such term is defined in Section 16.1.1 above) is paid (by means other than Realization of the Collaterals in favor of the Lenders): half (50%) of the repayment shall be with respect to the principal of Credit B and the second half of the Credit payment shall be with respect to the principal of Credit D. Following repayment of Credit D, the full repayment shall be made on account of Credit B.

(3)
Notwithstanding Subsection (2) above, in the event of repayment as result of a distribution of Special Proceeds (as this term is defined in Section 16.1.2 above), the order of repayment shall be as follows: repayment on account of Credit D, and, following full repayment of Credit D, repayment shall be on account of Credit B (without taking into account the percentage of the Original Credit Principal Balance repaid as of such time).

For the purpose of examining the Original Credit Principal Balance percentages, as set forth in this Subsection (d) above, the Cash deposited in the Company's Account shall also be taken into account, all in accordance with the formula set forth in Appendix 16.4.2 hereto.

Chapter C: Company's Undertakings

21.	The Company's Undertakings

Until such time as the Credit Amounts are fully repaid to the Lenders, the Company undertakes towards the Lenders and Position Holders as follows:

21.1. (a)
Any Proceeds and/or monies payable to the Company from any individual and/or company at any time shall be paid exclusively to the Company's Account, subject to the provisions regarding the transfer of monies via the Trust Account, as set forth in the Lower Trust Agreement.

(b)
The Company shall not withdraw any monies from the Company's Account, except: (i) pursuant to the provisions of Section 16 above; (ii) transaction  expenses and fees, mandatory payments or taxes under Law, legal counsel, accounting, officers insurance, fees and any other expense during the ordinary course of business of a special purpose company with a similar type of activity, all up to an aggregate annual amount of NIS 500,000; (iii) Management Fees to the Parent Company in an aggregate amount that shall not exceed NIS 10,000,000 (ten million New Israeli Shekels) per year; and (iv) payment to the Parent Company and/or 012 Smile as reimbursement of expenses incurred in connection with a transaction, in the amounts and on the terms as set forth in Section 8.3.2(s)(i) above.

(c)
Notwithstanding the foregoing, upon the occurrence of an Event of Default (without taking into account cure and/or waiting periods, to the extent provided) and as long as it continues, the Company shall not withdraw any monies from the Company's Account.

21.2.
Subject to any Law, to notify the Facility Agent in writing immediately when the Company becomes aware of any intention to modify Bezeq's incorporation documents and to object to any modification to Bezeq's incorporation documents, if the Lenders, through the Facility Agent, notify the Company in writing that in the Lenders' opinion, these modifications adversely affect or may, in some manner, adversely affect all or part of the Lenders' rights with respect to the Credit and/or the Lenders' rights in connection with all or part of the Purchased Shares and/or the Lenders' rights and/or the Company's liabilities towards the Lenders in connection with this Agreement and/or the other Credit Documents.

It is clarified and agreed that the Lenders agree to amend Bezeq's Articles of Association such that the Board of Directors of Bezeq is granted the right to appoint directors to the Board of Directors of Bezeq (as published by Bezeq in an immediate report dated December 29, 2009) as well as to increase Bezeq's registered capital for the purpose of a Permitted Dilution, to the extent necessary.

21.3.
The Company may not declare, pay, distribute or (as applicable) perform or undertake to declare, pay, distribute or perform any Management Fees and/or Dividends and/or other Distribution and/or any payments (principal, interest or any other payment) including on account of Shareholders Loans and/or Management Fees and/or fees, however they are titled, directly or indirectly, in Cash, cash equivalent or in any other manner to the Parent Company, and/or provide Shareholder Loans to the Parent Company other than subject to the fulfillment of the provisions of Section 16 above regarding use of the Proceeds which the Company receives from Bezeq. Notwithstanding the foregoing, and subject to the Company's satisfaction of all the conditions of the Credit Documents (without taking into account the cure and/or waiting periods, to the extent granted), the Company may pay Management Fees to the Parent Company in an aggregate amount that shall not exceed NIS 10,000,000 (Ten million New Israeli Shekels) per year, and it may reimburse the Parent Company and/or 012 Smile for expenses incurred in connection with a transaction, in the amounts and on the terms as set forth in Section 8.3.2(s)(i) above.

21.4.
(a) The Company shall not have obligations and undertakings (subject to the provisions of Section 21.1(b)) except with respect to the Credit Amounts and the Parent Company Loans; and (b) the Company shall not provide loans or other financing whatsoever and/or act as guarantor for any third party to guarantee payment of third party obligations and undertakings, without the prior written consent of the Lenders, through the Facility Agent, and the Company has not provided such loans or signed any guarantees in favor of any third parties or undertaken to provide any such loans or guarantees.

21.5.
Other than liens created and/or to be created in favor of the Lenders, through the Security Trustee as set forth in this Agreement, the Company shall not create any floating charge of any rank and/or any fixed charges of any rank over its assets, or enable the existence of any such floating charge or fixed charge without the prior written consent of the Lenders, through the Facility Agent.

21.6.
The Company (a) shall not engage and shall not be involved, directly or indirectly, in any occupation or activity of any field, type and form, with the exception of holding the Purchased Shares and the Additional Shares (to the extent they are purchased by it); and (b) without derogating from the generality of the foregoing, it shall not decide upon, approve or agree to any merger, re-organization or any other transfer (whether in a single transaction or a series of transactions) of (all or part of) its assets or business.

21.7.
The Company shall fulfill all the undertakings and terms in accordance with the consents, Permits, license and approvals set forth in Sections 8.2.1(a) and 8.7.6 above, and shall ensure, to the extent it is in its control, that (a) none of these consents, permits, licenses or approvals expires, is cancelled, suspended or terminates (without being renewed) or ceases to be fully valid for any other reason or is materially altered without the consent of the Lenders, through the Facility Agent; and (b) the Company does not violate the terms or provisions of any of such consents, Permits, licenses or approvals. Without derogating from any provision granting the Company a cure period under this Agreement, it is hereby clarified that a violation of the aforementioned terms and provisions which is remedied by the Company during a cure and/or waiting period, to the extent that such a period exists, shall not be regarded as a breach of an obligation under this Agreement as well.

21.8.
The Company shall duly report and submit reports to the tax authorities in a timely manner, all in accordance with the requirements of  any Law, arrangement or taxation decision and shall pay all the taxes payable by it pursuant to such reports and reporting, or according to a conclusive assessment or taxation arrangement prepared with respect thereto.

21.9.
The Company and the Parent Company shall execute all the certificates, forms, declarations, requests and documents and shall perform any action, the execution or performance of which (as applicable) is required (a) by Law or as agreed in the Credit Documents by the Position Holders or the Lenders; and/or (b) for the purpose of preserving the validity of the Collaterals documents and Collaterals created thereunder or for the purpose of Realizing the Collaterals, subject to the provisions of any any Law.

21.10.
Until such time as the conditions precedent set forth in Section 16 above are satisfied with respect to the relevant Proceeds or the relevant conditions  regarding payment of the Management Fees, as set forth in Section 21.3 above, all amounts of any type which the Company owes and/or shall owe the Parent Company for any reason (including the Parent Company Loans) (principal, interest and linkage differentials, to the extent they exist) shall be subordinated to the Credit Amounts, and in any case shall not be secured by any collateral , the [Company] shall not repay to the Parent Company any amounts it provided and/or is to provide the Company in any manner (including repayment of the principal, Interest and linkage differentials, to the extent any exist, on account of the Shareholder Loans). For the avoidance of doubt, it is clarified that nothing in this Section with respect to the foregoing constitutes an agreement that the Company shall have any obligation and/or Liability towards the Parent Company, with the exception of the Parent Company Loans, to be provided on the terms set forth in this Section 21.10, and the Management Fees, as set forth in Section 21.3 above and subject to the terms thereof.

21.11.
The Company shall notify the Lenders, through the Facility Agent, of any General Meeting of Bezeq in which the agenda includes a resolution regarding share dilution, changes to rights granted by the Shares, Restructuring of Bezeq and a creditor arrangement, as set forth in Section 24.6 below.

Subject to the provisions of Section 21.2 above, it is hereby clarified that the Company shall use the voting rights granted to it in the General Meeting of Bezeq (pursuant to the proxies granted to it by the Trust Company as part of the encumbrance of the Purchased Shares and pursuant to the Additional Shares) at its discretion, with respect to any item raised in the General Meeting.

(For the avoidance of doubt, the Parent Company shall exercise the voting rights granted to it in the General Meeting of the Company, pursuant to the proxies to be granted to it by the Trust Company under the Upper Trust Agreement, at its discretion, with respect to any item raised in the General Meeting).

21.12.
Refrain from taking any action or performing any act which may result in the cancellation of the purchase of the Purchased Shares or harm the Company's property rights as holder of the Purchased Shares and/or harm the Lenders' property rights as holder, through the Security Trustee, of a first-ranking lien on the Purchased Shares.

21.13.	No modification to the Purchase Agreement shall be agreed upon without the prior written consent of the Lenders, through the Facility Agent.

21.14.
To provide the Lenders, through the Facility Agent, with a copy of all notices it receives from the Sellers and/or provides the Sellers, and which is required under the provisions of the Purchase Agreement, and which has or may have implications for the Lenders' rights under this Agreement, immediately upon receiving such notice or immediately upon sending it to the Sellers, respectively.

21.15.
The Company agrees that in the event that any of the financial ratios set forth below with respect to the Financial Statements of the Company and/or Bezeq, as applicable, are not satisfied, the Lenders shall be entitled to demand the immediate repayment of the Credit Amounts, in accordance with the terms of Section 24.18 below, and to take all the steps they so determine to collect the Credit Amounts, including Realization of the Collaterals in accordance with the terms thereof:

The following are the financial ratios:

21.15.1.	Bezeq's equity capital, less the capital attributed to minority shareholders, shall not be less, at all times, than a total of NIS 1,500,000,000 (One Billion Five Hundred Million New Israeli Shekels).

21.15.2.
Bezeq's equity capital, less the capital attributed to minority shareholders out of the total balance sheet shall not be less, at all times, than 10%. Assets and liabilities of consolidated companies shall be taken into account according to the percentage of holdings in the consolidated companies.

21.15.3.	Bezeq's Net Financial Debt to EBITDA Ratio shall not exceed 3 at all times.

21.15.4.	The Total Debt to EBITDA Ratio shall not exceed:

During the reporting period until December 31, 2010	During the reporting period until December 31, 2013	During the reporting period until December 31, 2014	During the reporting period beginning on March 31, 2015 and onward
4.5	4	3.5	3

The Company is aware that the foregoing financial ratios are based on existing accounting standards and accounting principles which were applied in the last Financial Statements of the Company and of Bezeq. Applying standards and/or accounting principles which are different from those on the basis of which the last Financial Statements were prepared, in the Company's and Bezeq's Financial Statements, including the International Financial Reporting Standards (IFRS), accounting principles in Israel and/or the U.S. (hereinafter, "New Standards") may result in changes which could affect the financial ratios. The Company undertakes to notify the Lenders, through the Facility Agent, of any instance of New Standards in the Company and at any time in the event it becomes evident to the Lenders that the changes which occurred and/or are to occur in the Financial Statements of the Company and/or Bezeq as a result of the implementation of the New Standards so require, the Lenders may, after consulting with the Company, but without requiring its consent, notify the Company of the changes they require to the financial ratios, in order to adjust such ratios in accordance with the aforementioned changes, with the intention of making them consistent with the original economic purpose on the basis of which the financial ratios were determined (hereinafter, the "Amended Financial Ratios"). In the event the Facility Agent notifies the Company of the Amended Financial Ratios, these shall obligate the Company as of the date of issuance of the Facility Agent's notice. However, in the event the Amended Financial Ratios are determined as a result of New Standards, as aforementioned, the Company shall be entitled to continue to issue the Lenders an adjustment statement signed by a certified accountant from one of the Big Four accounting firms in Israel, with respect to the accounting principles applied in the Company prior to the Company's transition to New Standards, and the adjustment report shall continue to be evaluated in accordance with the criteria determined in this Agreement.

21.16.
Provide the Lenders, through the Facility Agent, the Financial Statements of the Company and the Parent Company, as set forth below, prepared by an certified external auditor in accordance with generally accepted accounting principles in Israel:

21.16.1.	Audited annual Financial Statements – no later than 100 days after the end of each calendar year; and also

21.16.2.	Reviewed quarterly Financial Statements – no later than 70 days after the end of each calendar quarter (in this respect, the end of a quarter is on March 31, June 30, September 30 and December 31);

In addition, in the event Bezeq makes  the solo Financial Statements of Bezeq and/or of Pelephone Communications Ltd. and/or Bezeq International Ltd. available to its shareholders, and there is no preclusion at Law to transfer them to the Lenders, then the Company shall provide the Lenders, through the Facility Agent, the aforementioned Financial Statements upon receiving them.

21.17.
As long as the Eurocom Communications Guarantee Letter provided to the Lenders, as set forth in Section 16.2.2.6 above is in effect, to provide the Financial Statements of Eurocom Communications as of December 31 to the Facility Agent, who shall be entitled to present (but not transfer) them to the Lenders, immediately after they have been prepared, which shall not be later than August 31 of each year for the previous year.

21.18.
The Company undertakes, from time to time, to provide the Lenders, through the Facility Agent, an approval signed by  external auditor of the Company confirming the financial ratios set forth in Section 21.15 above and the method of calculation thereof, within thirty days of the publication of the Financial Statements of Bezeq.

21.19.	The Company undertakes to notify the Lenders, through the Facility Agent, of the occurrence of the following events, immediately upon becoming aware thereof:

21.19.1.
Any instance in which an attachment is imposed on the Purchased Shares or any instance in which an attachment is imposed on the Company's assets for a debt exceeding NIS 100,000. The Company undertakes to immediately notify the party imposing the attachment of the lien in favor of the Lenders and to take all measures immediately and at its expense to remove the attachment. The Company further undertakes to immediately notify the Facility Agent of any instance in which a right is claimed in connection with the Collaterals or of any execution proceeding pertaining to and/or prohibitory injunctions and/or mandatory injunctions and/or attachment orders and/or other proceedings instituted for Realization of the Collaterals, and to immediately notify the party taking such action of the lien in favor of the Lenders, and to take action immediately and at its expense, and without delay, to cancel such action;

21.19.2.	The occurrence of an Event of Default, without taking into account cure and/or waiting periods, to the extent determined;

21.19.3.	Any change of its name and/or address;

21.20.
Without derogating from undertakings to provide information to the Lenders which are imposed on the Company pursuant to any other  provision of any  of the Credit Documents, the Company shall provide the following to the Lenders, through the Facility Agent, without delay:

21.20.1.
Notification of any claim, arbitration, or administrative or regulatory proceedings against and/or pertaining to the Company (including notification of any threats of lawsuit, arbitration or proceedings, as aforementioned, to be provided to the Facility Agent immediately after the Company becomes aware of the threat), including in connection with the necessary Permits;

21.20.2.
Any Financial Statement or other document which is received by 012 Smile or a company in its control (for the avoidance of doubt, including the Company) in accordance with or in connection with the Purchase Agreement;

21.20.3.
Notification of any Event of Default of any of the Credit Documents (without taking into account cure and/or waiting periods, if and to the extent agreed upon) with a reasonable details therefore and of the measures taken or being taken (if at all) for the remedy thereof.

21.20.4.
Subject to the provisions of any Law, the Company undertakes to provide the Lenders, through the Facility Agent, any further information and/or document and/or other report in connection with the Company, as required, upon receiving a written demand thereof from the Facility Agent.

21.20.5.
The Company undertakes to provide the Lenders, through the Facility Agent, with a copy of any demand and/or notice it receives from any authority, including the Ministry of Communications and the Securities Authority in connection with its business, including holding the Purchased Shares, and in connection with the Permits required by Law.

21.21.	Until such time as the Eurocom Communications Guarantee Letter, as defined in Section 16.2.2.6 above, is terminated by the Lenders through the Security Trustee:

21.21.1.
If Eurocom Communications ceases to repay its debts and/or to conduct its business and/or is required to repay any of the debts and/or obligations which it owes and/or may owe other financial creditors (i.e. banks or debenture holders), in an aggregate amount which exceeds 10% of Eurocom Communications' equity capital as it appears in the last Financial Statements presented to the Facility Agent pursuant to the provisions of this Agreement, by means of early repayment and/or immediate payment and/or repayment other than in accordance with the original Amortization Schedule of such debts and/or obligations; and/or

21.21.2.	Upon the occurrence of one of the instances enumerated in Sections 24.4 through 24.10, 24.12 and 24.14 to Eurocom Communications, with changes adjusted to circumstances.

Then, without derogating from the Lenders' rights under the Eurocom Communications Guarantee Letter, the Company undertakes to deposit into the Company's Account the amounts secured under the Eurocom Communications Guarantee Letter, as part of the encumbered monies in the Company's Account, within seven days of receiving a written demand from the Lenders, through the Facility Agent. In accordance with the provisions of the Eurocom Communications Guarantee Letter, it is clarified that if the Company fails to deposit the aforementioned amounts in the Company's Account during the aforementioned seven-day period, Eurocom Communications shall be required to deposit the aforementioned amounts in the Company's Account within 21 days of the demand to the Company, as set forth above.

Chapter D – the Collaterals

22.	Collaterals

22.1.
To secure full and accurate repayment of any amount which the Company owes and/or is to owe the Lenders with respect to and/or in connection with the Credit Amounts, the Collaterals set forth below shall be created and recorded in favor of the Security Trustee, on behalf of the Lenders, and shall be first-ranking and unlimited in amount, in the form attached hereto as Appendices 22.1.1, 22.1.2 and 22.1.3:

Creation of Lien by Parent Company

22.1.1.
Subject to the provisions of the Lien Permit and any  Law, a first-ranking fixed charge and assignment by way of the lien on all the shares of the Company which are held by the Parent Company and the profits, consideration, proceeds and alternative distributions thereof, and all the Parent Company's rights and other means of control in the Company (including the right to receive Dividends of any type, bonus shares, and the right to repayment of the Shareholder Loans (including the Parent Company Loan) and to receive Management Fees, with the exception of the Management Fees as set forth in Section 21.3 above) and the encumbrance of its rights towards the Trust Company, all in accordance with the Debenture a copy of which is attached hereto as Appendix 22.1.1.

As part of the foregoing lien, the Parent Company's shares of the Company shall be transferred to the Trust Company's name, which shall serve as trustee for the Parent Company as owners, of the first part, and for the Lenders, through the Security Trustee, as holders of the lien, of the second part. The Company shall be exempt from paying the Trust Company a fee for such services.

   Creation of Liens by the Company

22.1.2.
A floating charge on all the Company's assets, property (current and fixed) and its present and future rights (with the exception of the Additional Shares) and a first-ranking fixed charge on the share capital of the Company, which has not yet been realized and/or which has been exercised and not yet realized, on the Company's goodwill and its rights to a tax exemption and/or relief and/or dispensation under Law, all in accordance with the Debenture a copy of which is attached hereto as Appendix 22.1.2.

22.1.3.
A fixed lien, assignment by way of lien and a floating charge on the rights and assets of the Company, as set forth below, all in accordance with the Debenture, a copy of which is attached hereto as Appendix 22.1.3.

22.1.3.1 (a)
Subject to the provisions of the Lien Permit and any  Law, all of the Purchased Shares which the Company owns in Bezeq, as well as the profits, consideration, proceeds and alternative distributions thereof, and all the Company's rights and other means of control in Bezeq which arise from the Purchased Shares (including the right to receive Dividends of any type, bonus shares, and the right to repayment of the Shareholder Loans and to receive Management Fees). For the avoidance of doubt, it is clarified that the Additional Shares shall not be encumbered in favor of the Lenders or a third party, and shall be Free and Clear, and the Company shall be entitled to purchase, sell and transfer them at its discretion.

(b)
As part of the aforementioned lien, the Purchased Shares shall be recorded under the name of the Trust Company, which shall serve as trustee for the Company as owner, of the first part, and for the Lenders, through the Security Trustee, as holders of the lien, of the second part. The Company shall be exempt from paying the Trust Company a fee for such services.

(c)
As part of the aforementioned lien, the Company and the Lenders, through the Security Trustee, shall irrevocably instruct the Trust Company, as part of the Lower Trust Agreement, to transfer all the monies, monetary rights and other payments of any type, which the Trust Company is entitled and/or shall be entitled to receive from Bezeq with respect to the Purchased Shares for any reason, to the Company's Account.

22.1.3.2
All of the Company's rights in the Company's Account, and all the monies and/or assets deposited and/or located and/or to be deposited and/or located in the Company's Account and/or credited and/or to be credited thereto, including securities and income and proceeds which the Company has and is to have with respect to and in connection with the Company's Account, the aforementioned monies, securities and/or assets, and the profits, all with the exception of the Additional Shares.

22.1.3.3	The Company's rights under the Purchase Agreement.

22.1.3.4	A floating charge on all the monies which the lien holder is and/or shall be entitled to receive from Bezeq on account of the Shareholder Loans.

22.1.3.5	All the Company's rights under the Management Agreement.

22.1.3.6	Encumbrance of its rights toward the Trust Company.

22.1.3.7
As part of the lien set forth in this Section 22.1.3, the Lenders, through the Security Trustee, shall be issued an irrevocable instruction of the Company, signed and authorized by Bezeq, for the transfer of all the monies, monetary rights and payments of any type which the Company is entitled and/or shall be entitled to receive from Bezeq on account of Shareholder Loans of any type and/or in connection with a management agreement to be executed between the Company and Bezeq, into the Company's Account, in the form attached as Appendix B to the Debenture attached hereto as Appendix 22.1.3.

22.1.4.	The Parent Company shall execute an irrevocable letter of undertaking in favor of the Lenders, through the Security Trustee, a copy of which is attached hereto as Appendix 22.1.4.

22.2.
It is explicitly agreed that the Collaterals documents set forth in this Agreement, including the foregoing in this Section, constitute an integral part of this Agreement, and all the provisions, terms, representations and undertakings including in the aforementioned Collaterals documents constitute an integral part of this Agreement and are included herein. It is further explicitly agreed that any undertaking and/or other declaration signed by the Company and/or Parent Company and/or on their behalf and/or by Eurocom Communications shall be in addition to, and not in derogation from the foregoing.

22.3.
All the Collaterals provided and/or to be provided to the Lenders by the Company and/or the Parent Company and/or Eurocom Communications (if and to the extent provided by Eurocom Communications) and/or by others on their behalf to secure repayment of the Credit Amounts and/or fulfillment of all their undertakings hereunder, shall be cumulative and independent of one another, and shall not affect the other Collateral held or to be held by the Lenders, nor shall they be affected by such Collateral and shall be used as continuing Collaterals until full payment of all the Credit Amounts. The Lenders may realize the Collaterals according to the order to be determined by them, and Realization of one of the Collaterals shall not harm or diminish any other Collateral.

23.	Type of Collaterals

23.1.
The Collaterals provided and/or to be provided to the Lenders to secure repayment of the Credit Amounts are of a continuous nature and shall remain in effect until such time as the Security Trustee authorizes in writing – on behalf of the Lenders – the termination thereof. The Security Trustee shall authorize the termination thereof, as aforementioned, and shall sign any document so required for the termination and removal thereof from any register, immediately after the full repayment of the Credit Amounts.

23.2.
In the event the Lenders and/or the Lenders, through the Security Trustee, were and/or are to be provided other Collaterals and/or guarantees for repayment of the Credit Amounts and/or a portion thereof, all of the Collaterals and guarantees shall be independent of one another.

23.3.
In the event the Lenders, through the Facility Agent, settle or provide an extension or dispensation to the Company and/or the Parent Company and/or Eurocom Communications and/or any of the guarantors of the Company, or the Lenders modify any of their undertakings in connection with the Credit Amounts, or release or waive other collateral or guarantees – the foregoing shall not affect the nature of the Collateral created and/or to be created to secure the Credit Amounts, and all the Collaterals and undertakings provided in favor of the Lenders shall remain in full force and effect.

Chapter E – Immediate Repayment of the Credit

24.	Immediate Repayment

Upon the occurrence of one or more of the events enumerated below – and these events exclusively – the Lenders may, by a decision passed by a Special Majority of the Lenders, demand the immediate repayment of all or part of the Credit Amounts. Notice of the demand for immediate repayment shall be provided by the Lenders, through the Facility Agent, after it receives appropriate instructions from the Lenders, based on the agreements herein and in the Inter-Creditor Agreement.

In such instance, the Company undertakes to pay the Lenders, at their demand, all or part of the Credit Amounts with respect to the Credit provided to the Company, the repayment of which is demanded by the Lenders, through the Facility Agent. The Lenders, through the Facility Agent, may charge the Company's Account for all or part of the Credit Amounts, and may take all the measures they deem necessary to collect such amounts, in particular to realize all or part of the Collaterals, at their discretion, in any manner permitted by Law at the Company's expense, all subject to any Law.

The following are the events:

24.1.
If the Company breaches and/or fails to perform: (a) any  condition of the Credit Documents, which, in the discretion of the Lender, through the Facility Agent, is a material condition; or (b) any other undertakings which the Company undertook and or is to undertake towards the Lenders, whether under this Agreement or under any of the other Credit Documents, which, in the discretion of the Lender, through the Facility Agent, is a material undertaking, all, if the aforementioned breach is not remedied within 45 days of receiving notice of the breach (for the avoidance of doubt – the provisions of this Section 24.1 do not apply to the specific instances set forth in the remaining subsections of this Section 24 below, with respect to which the specific arrangements provided in any of the aforementioned subsections shall apply).

Notwithstanding the foregoing in this Section 24.1, the Lenders, through the Facility Agent, shall be exempt from providing such notice and/or from waiting for the conclusion of the notice period if the Lenders, through the Facility Agent, believe that providing the notice and/or waiting to the end of the notice period may cause the Lenders immediate and substantial damage, including any instance in which the Lenders, through the Facility Agent, believe that provision of the notice and/or waiting to the end of the notice period may derogate from the Lenders' possibility of Realizing the encumbered assets and/or taking measures for the collection thereof. In the event the Lenders elect to act as set forth above, they shall provide the Company written notice regarding such decision and the reason for their decision, closely after reaching such decision.

24.2.
If it becomes evident that any of the Company's representations in this Agreement or the appendices hereto and/or the Credit Documents which the Lenders, through the Facility Agent, believe to be material is incorrect or inaccurate, and, at the discretion of the Lenders, through the Facility Agent, the breach caused harm or may cause harm to the Lenders' rights if not remedied; provided that the Company does not remedy the breach within 35 days of the date the Lenders, through the Facility Agent, notify the Company of the breach.

24.3.	If: (a) the Company receives a decision to Restructure; or if (b) Bezeq receives a decision to Restructure, which may affect the Lenders' rights.

24.4.	The Company and/or Bezeq decide upon voluntary dissolution.

24.5.
If a motion for liquidation is filed against the Company and/or Bezeq or a liquidation order is issued against the Company and/or Bezeq; and/or a temporary, permanent or other liquidator and/or special manager and/or trustee is appointed over the Company and/or Bezeq and/or a motion for a stay of proceedings is filed with respect to the Company and/or Bezeq and/or such an order for a stay of proceedings is issued; provided that to the extent the provisions of this subsection pertain to motions which were not filed by  the Company and/or Bezeq and/or to orders issued ex parte without the Company's and/or Bezeq's consent respectively, the Company shall be provided a cure period of 30 days to cancel the motion and/or order, as applicable.

24.6.
Negotiations take place for the formulation of and/or a motion is filed for an arrangement or a settlement proposal, as these terms are defined in Section 350 of the Companies Law, between the Company and its creditors and/or its shareholders or between the Company and a particular class thereof and/or if the aforementioned arrangement and/or settlement proposal is approved, all with the exception of internal re-organization or technical changes in capital; provided that to the extent the provisions of this subsection pertain to a motion for an arrangement and/or settlement which is not filed at the initiative and/or with the agreed participation of the Company and/or negotiations in which the Company did not participate with its consent, then the Company shall be provided a cure period of 30 days to cancel the negotiations and/or the aforementioned motions for an arrangement and/or settlement, as applicable;

Or –

If negotiations take place for the formulation of and/or a motion is filed for an arrangement or a settlement proposal, as these terms are defined in Section 350 of the Companies Law, between Bezeq and its creditors and/or its shareholders or between Bezeq and a particular class thereof and/or if such arrangement or settlement proposal is approved, all, with the exception of an internal re-organization or technical changes in capital; provided that to the extent the provisions of this subsection pertain to a motion for an arrangement and/or settlement which is not filed at the initiative and/or with the agreed participation of the Company and/or Bezeq and/or with respect to negotiations in which the Company or Bezeq did not participate with their consent, the Company shall be provided with a 30-day cure period to cancel the negotiations and/or the aforementioned motions for an arrangement and/or settlement, as applicable;

24.7.	The Company and/or Bezeq are removed from the records of the Registrar of Companies.

24.8.
The Company and/or Bezeq are registered in the Registrar of Companies records as a company in breach as such term is defined in Section 362A of the Companies Law, and such breach is not remedied within 7 Business Days of the date the Company is provided notice of the breach by the Lenders, through the Facility Agent.

24.9.
A motion is filed for the receivership of the Company's property and/or all or a Substantial Portion of Bezeq's Property and/or such a receivership order is issued and/or a permanent and/or temporary and/or other receiver is appointed over the Company's property and/or over all or a Substantial Portion of Bezeq's Property; provided that to the extent the provisions of this subsection pertain to motions that were not filed by the Company and/or Bezeq and/or to orders issued ex parte, then the Company shall be provided a cure period of 45 days to cancel the aforementioned motion and/or order, as applicable.

With respect to this subsection and Section 24.10 below:

"A Substantial Portion of Bezeq's Property" shall mean 10% of the value of Bezeq's activity, with the value of  activity being calculated, exclusively for the purpose of this definition, by multiplying Bezeq's EBITDA by 5.7.

24.10.	An attachment is imposed or similar execution proceedings are instituted with respect to the Company's property and/or all or a Substantial Portion of Bezeq's Property (as defined above);

And/or

An attachment is imposed or similar execution proceedings are instituted with respect to one of the Collaterals that were provided and/or to be provided to the Lenders by the Company and/or on its behalf to secure repayment of the Credit Amounts, all or a substantial portion thereof,

[The foregoing is] provided that to the extent the provisions of this subsection pertain to orders issued ex parte, the Company shall be provided a cure period of 45 days to remove the attachment.

24.11.
The Company is late in paying an amount under this Agreement, and such breach is not remedied within 14 (fourteen) days. It is hereby clarified that failure to pay the consideration for the Option due to the fact that the Company's Account contains an insufficient balance from the sources intended for payment of the Option (as set forth in Section 16.5 above) shall not constitute an Event of Default or delay in payment under the provisions of this Agreement.

24.12.	There is a Change in Control, as such term is defined in Section 2 above, at any time, for any reason.

24.13.
The Company breaches its undertakings under Section 21.21 above and Eurocom fails to complete the necessary amount pursuant to the provisions of the Eurocom Communications Guarantee Letter, provided that in such instance, the Lenders may demand the immediate payment of the Credit Amounts up to the amounts secured under the Eurocom Communications Guarantee Letter, as defined in Section 16.2.2.6 above.

24.14.
The Company fails to provide the Facility Agent with balance sheets, periodic Financial Statements, accounting books and other documents pertaining to its state of affairs, as set forth in Sections 21.16 and 21.20 above and Section 41 below, within 21 days of the date the Lenders provide written notice of the breach, or if the Company breaches the instructions of the competent authorities to furnish and/or publish various reports and documents required by Law, and the Company fails to remedy such breach within the time prescribed by the relevant authority.

24.15.
There is a change to the incorporation documents of the Company which, in the Lenders' absolute discretion, will harm the Lenders' rights in connection with the Credit and/or the Lenders' rights under the Credit Documents and/or the Company's liabilities towards the Lenders under this Agreement and the Credit Documents.

24.16.	The incorporation documents of Bezeq are modified contrary to the provisions of Section 21.2 above.

24.17.
If (a) the number of shares which the Company holds in the issued share capital of Bezeq is, at any time, lower than 814,211,545 ordinary shares, or any number in lieu of these shares in the event of a consolidation or Distribution; or (b) the Company shall cease to hold control of Bezeq, as "control" is defined in the Communication Law; or (c) the percentage of Purchased Shares out of Bezeq's issued share capital shall be less than the following: (1) until such time as at least 25% of the Original Credit Principal Balance (as such term is defined in Section 16.1.1 above) is repaid (by means other than Realization of the Collaterals in favor of the Lenders) – 29.1% (on a Fully Diluted basis); (2) following repayment of at least 25% of the Original Credit Principal Balance (by means other than Realization of any of the Collaterals in favor of the Lenders) – 28.5% (on a Fully Diluted basis), and, following the repayment of at least 45% of the Original Credit Principal Balance (by means other than Realization of any of the Collaterals in favor of the Lenders) – 28% (on a Fully Diluted basis).

24.18.
In the event: (a) any of the financial ratios set forth in Sections 21.15 above with respect to Bezeq's Financial Statements are not satisfied; or (b) at any time as of the end of six (6) Months from the closing of the transaction, the Company's Debt Coverage Ratio is less than 1.1;

If any of the financial ratios set forth in this subsection above is not satisfied, the Company shall furnish the Lenders with a plan for remedy of the breach, to the Lenders' satisfaction, within 30 days of the earlier of: (1) the date on which the Company first becomes aware of such breach or potential breach; or (2) the date of publication of Bezeq's and the Company's quarterly or annual Financial Statements, as applicable.

If the Company provides the Lenders with a plan for remedy of the breach in a timely manner and the Lenders do not notify the Company in writing that such plan is unacceptable to them within seven days of being furnished the Company's plan, the breach shall be remedied within 60 days of the submittal of the aforementioned plan for remedy of the breach. In the event the breach is not remedied by the deadline provided in the plan, the Lenders may demand the immediate repayment of the outstanding balance of the Credit.

In the event the Company fails to provide the Lenders a plan within 30 days or the Lenders notify the Company in writing that the plan they were furnished is unacceptable, as applicable, the Lenders may demand the immediate repayment of the outstanding balance of the Credit.

Notwithstanding the foregoing in this Section, if at any time during the period for remedy of the breach, as set forth in this subsection above, the Lenders, through the Facility Agent, believe that such a cure period may cause immediate and substantial damage to the Lenders, including in the event the Lenders, through the Facility Agent, believe that provision of the notice could derogate from the Lenders' ability to realize the encumbered assets and/or to demand immediate repayment of the Credit Amounts and/or take measures for the collection thereof; if another instance of breach occurs during this period, the Facility Agent may demand the immediate repayment of the outstanding Credit balance immediately upon reaching such a decision, or upon the occurrence of an additional instance of breach, as applicable.

24.19.
Bezeq's shares are, for any reason, not traded on any of the following stock exchanges for a consecutive period of thirty (30) days: the Stock Exchange, the London Stock Exchange (LSE) or any stock exchange in the United States.

24.20.
The General License is adversely modified in a manner which constitutes a Material Change to the  Nature of Activity, or the General License is cancelled and/or  any other permit granted and/or to be granted to Bezeq under the Communications Law is cancelled or adversely modified in such a manner that would constitute a Material Change to the Nature of Activity, all except if the circumstances described in this Section occurred as a result of an act or omission of any of the Lenders.

24.21.
Any of the agreements, permits, licenses or approvals set forth in Section 8.3.2(j) above (including permits the Company received in order to hold means of control in Bezeq) expire, are cancelled or terminate (without being renewed) or cease to be fully valid for any reason or are modified without the Lenders' consent, all except if the circumstances described in this Section occurred as a result of an act or omission of any of the Lenders. For purposes of this Section, "control" and "means of control" are as defined in the Communications Law.

24.22.
One of the instances enumerated in Sections 24.4; 24.5; 24.6; 24.7; 24.12, with the changes adjusted to circumstances, occurs to the Parent Company in such a manner that would affect the Lenders' rights and status as holders of the lien, as set forth in Section 22.1.1 above.

24.23.	An event, or series of events occurs which constitute a sale and/or transfer, in any manner, of Bezeq's Material Activity.

24.24.	An event, or series of events occurs which constitute a Material Change to the Nature of Activity of Bezeq's.

24.25.
Bezeq and/or Pelephone Communications Ltd. and/or Bezeq International Ltd. failed to make a timely payment in accordance with the amortization schedules to debenture holders and/or Bezeq and/or Pelephone Communications Ltd. and/or Bezeq International Ltd. breached an undertaking to make a payment to any bank, in an amount that shall not be less than NIS 300 million.

All [The foregoing] if the aforementioned non-payment or breach is not cured within 30 days of such non-payment or breach.

For the avoidance of doubt, it is clarified that the Lenders' right to demand the immediate payment of the Credit Amounts and to take action against the Company to collect the Credit Amounts with respect to each of the instances set forth in this Section, including all the subsections hereof, is a separate right, and the occurrence of one of the events set forth above is sufficient for the Lenders' aforementioned right to be exercised.

Chapter F –Lenders' Rights and Undertakings

25.	The Lenders' Rights and Undertakings

Subject to the provisions of the Permits and any Law:

25.1.
The Lenders, through the Facility Agent, have rights of possession, lien, set off and encumbrance over all the monies (whether in Israeli or foreign currency), assets, marketable papers, non-marketable papers, deposits, collateral, securities, and all the bonds, guarantees, liens and pledges of any type provided and/or to be provided to any of the Lenders by the Company, and all the rights, assets and monies of any type deposited and/or to be deposited in the Company's name in the Company's Account and/or the Trust Company's Account (hereinafter in this Section 25, the "Assets") against any Liability of the Company towards the Lenders under the Credit Documents, and, with respect to the right of possession – all without the need for prior notice, including if the repayment date of a particular right of the Company's in the Company's Account has not yet arrived or the repayment date of a particular obligation of the Company in the Company's Account, in whole or in part, including in the event reference is made to a contingent charge and the condition or conditions for applying it do not yet exist, under the Credit Documents. The Company is aware that in the event the Lenders, through the Facility Agent, perform such set off, [the Company's] rights in connection with the Company's Account with respect to which the set off was performed, may be harmed (such as its rights to Interest, linkage differentials, representative rate differences, grants or loans, exemptions or relief from income tax or deductions at source, if it has such rights according to the terms of such account), and the Company undertakes to bear all the expenses and payments customary of the Facility Agent at the time in connection with such set off.

Notwithstanding the foregoing, the set off of any Credit Balance of the Company against any debt of the Company towards the Lenders under the Credit Documents is conditional upon the debt having become due (including by way of a demand for the immediate payment thereof).

In addition, set off or exercise of the lien right by the Lenders or any one of them, through the Facility Agent, is subject to the Facility Agent notifying the Company 7 business days prior to the set off or exercise of the lien right of its intention to perform such action, unless the Lenders believe that such notice may affect their ability to collect the Credit.

25.2.	The Facility Agent may, at any time, charge the Company's Account for any amount due from it under the provisions of this Agreement.

25.3.
Upon the occurrence of one of the events set forth in Section 24 above, without taking into account cure and/or waiting periods, the Lenders, through the Facility Agent, may hold all or part of the Assets, at their discretion, until the breach is remedied by the end of the cure period, to the extent periods of this type exist and subject to the provisions of Section 24.1 above; or, if not remedied – until such time as all the Company's undertakings towards the Lenders are satisfied, including payment of all Credit Amounts (including in the event of a conditional obligation and the condition or conditions for its payment do not yet exist) and/or, upon the lapse of the cure periods set forth above, to the extent any such period exists, and subject to the provisions of Section 24.1 above, to sell the Assets and/or to realize them at the Company's expense and for the payment of all its obligations under the Credit Documents, including by way of set off.

25.4.
In the event one of the events set forth in Section 24 above occurs, without taking into account waiting and/or cure periods, and the Company has foreign currency assets, including as a result of the Realization of the Collaterals provided and/or to be provided to the Lenders by the Company and/or on behalf thereof and for the purpose of paying Credit Amounts, in Israeli currency, the Company hereby gives the Lenders irrevocable instructions and authorization in advance, if the cure period passes without the breach being remedied, to the extent time periods of this type exist and subject to the provisions of Section 24.1 above, to sell the Assets, or any one of them, at their discretion, at a customary sale rate and to credit the consideration against the outstanding Credit Amounts.

25.5.
The Company is aware that in instances in which the Facility Agent exercises the rights of set off, as set forth in this Section 25, prior to the repayment date of all or part of a deposit of the Company, adverse changes may occur to its rights with respect to or in connection with such deposit (i.e. with respect to interest rates, linkage differentials, representative rate differences, rights to grants or loans, exemptions or relief from income tax or deductions at source – if it had such rights under the terms of such deposit).

25.6.	The Company undertakes to bear all the expenses and payments customary at the Facility Agent at the time in connection with any set off action as set forth in this Section 25.

25.7.
The Lenders' rights under this Section 25 shall be exercised through the Facility Agent, and are in addition to any existing and/or future right they may have in connection with the Company's Account and any Liability of the Company with respect to and in connection with the Credit Documents, under Law and/or agreement, including the Company's Account Opening Documents.

25.8.
Immediately after the execution of this Agreement, the Lenders undertake to make their best efforts to do what is reasonably required to fulfill the condition precedent provided in Section 8.2.1(b) above. The Lenders shall keep the Company informed of the Lien Permit issuance process, and shall notify the Company upon receiving the Lien Permit no later than one Business Day after receiving the Permit (or following the authorities' notice that the language of the Lien Permit has been agreed to).

25.9.
Bank Hapoalim declares that following an examination of the information it requested from the Company and its controlling shareholders, it does not know of any limitations existing under Regulation 313 of the Proper Conduct of Banking Regulations. In addition, Bank Hapoalim shall not deviate from the limitations imposed by Regulation 313 of the Proper Conduct of Banking Regulations as a result of the Provision of the Credit.

Chapter G – Lenders and Position Holders

26.	The Position Holders

It is clarified that the provisions of this Section 26 regarding the relationship of the Lenders amongst themselves and without harming the rights of the Company under this Agreement, shall be subject to and as set forth in the Inter-Creditor Agreement.

26.1.	The Facility Agent

26.1.1.
The Lenders hereby appoint Bank Hapoalim as Facility Agent and hereby irrevocably authorize it to manage the Credit and all associated matters (including the administration of the Option Agreements), and exercise the rights and powers granted to the them under this Agreement and the Collaterals documents, all as set forth in this Agreement below, on their behalf and on behalf of any of their transferees (Bank Hapoalim as Facility Agent shall hereinabove and hereinafter be referred to as the "Facility Agent").

26.1.2.	For the purpose of performing the duties of its position, the Lenders grant the Facility Agent the following authority (subject to the provisions of the Permits and any Law):

(a)
To exercise the rights, authority, authorization, powers and discretion explicitly granted to the Facility Agent, itself, by the Lenders in this Agreement, and any related or associated authority, power and discretion. Nothing in the foregoing shall derogate from the provisions of Section 1.8 above.

(b)
At any time and to the extent the Facility Agent believes it is so desirable or necessary, to grant any person or persons employed by it or acting on its behalf, by power of attorney or in another manner, all or part of the authority granted to the Facility Agent, provided that doing so shall not derogate from the Facility Agent's direct liability under the provisions of this Agreement and/or pursuant to the provisions of any Law. Without derogating from the provisions of the foregoing, in the event the financial ratios set forth in Sections 24.18 and 21.15, respectively, are not satisfied, the Facility Agent may appoint an agent to examine the Company's state of affairs, business and activities. Upon signing this Agreement, the Company consents to such appointment (provided that the agent so appointed does not have a conflict of interest with the Company or Bezeq and is not a related party to a competitor of the Company or Bezeq), and undertakes to cooperate with the Facility Agent's agent in all matters related to such position, subject to the provisions of any Law.

(c)	To convene meetings of the Lenders for the purpose of receiving their instructions with respect to this Agreement.

(d)
To take any action necessary in connection with an Event of Default, in accordance with the Lenders' instructions as agreed amongst the Lenders in the Inter-Creditor Agreement, including instructing the Security Trustee to take the necessary steps to enforce any rights in connection with the Collaterals, and any other instruction to the [Security] Trustee in connection with this Agreement.

(e)
Subject to the provisions of this Agreement above, the granting of consent, approval or a waiver, as applicable, by the Facility Agent in accordance with the provisions of this Agreement (whether pursuant to the Lender's instructions or at its sole discretion, as applicable) shall constitute consent, approval or waiver, as applicable, from each of the Lenders for all intents and purposes. Nevertheless, it is clarified that for purpose of the internal relationship of the Lenders amongst themselves (and without the Company being required to perform any action or examination in this respect), the Facility Agent shall not agree to any amendments to this Agreement or waivers without receiving instructions from the Lenders, as agreed by them in the Inter-Creditor Agreement, and as set forth in this Agreement.

(f)	To charge the Company's Account for the Option, subject to prior written coordination with the Company.

26.1.3.
Subject to the provisions of the Permits and any Law: the Facility Agent shall only exercise any right or authority granted to it under this Agreement which [the Agreement] provides is to be performed by the Lenders, through the Facility Agent, at the written instructions of the Lenders, to be granted thereto as agreed by them in the Inter-Creditor Agreement, in accordance with the majority determined with respect thereto. It is clarified that the provisions of this Section are for the purpose of the internal relationship of the Lenders amongst themselves (and without the Company being required to perform any action or examination in this respect).

26.2.	Security Trustee

Subject to the provisions of the Permits and any Law:

26.2.1.
It is hereby agreed that in order to enable the Lenders and any of their transferees to hold the Collaterals as security for repayment of the Credit Amounts and to enable the Lenders to transfer their rights in connection with the Collaterals to third parties in an optimal manner (in the event of assignment of the Lenders' rights in the Credit and subject to the provisions of this Agreement), the Collaterals, including all proceeds therefrom, shall, during the entire Credit period, be vested and registered in favor of the Lenders,  through Bank Hapoalim, which shall serve as Security Trustee for all the Lenders and any of their future transferees (Bank Hapoalim in its capacity as security trustee shall hereinabove and hereinafter be referred to as the "Security Trustee"). In addition, the Purchased Shares and the Parent Company's shares of the Company shall be registered in the name of the Trust Company, as applicable, and the Trust Company shall serve as trustee for the Company or the Parent Company, as applicable, as a shareholder  and for the Lenders, through the Security Trustee, as lien holder[s]. The Security Trustee hereby accepts the trust under this Agreement and undertakes to hold the Collaterals in trust for the Lenders (including itself), all as agreed in the Credit Documents. The Security Trustee shall be obligated to the Lenders under this Agreement and nothing herein constitutes an agreement by the Security Trustee to serve as trustee, according to its meaning in the Securities Law and/or other Law.

26.2.2.	The Lenders hereby grant the Security Trustee the following authority for the purpose of performing the duties of its position:

(a)	To sign the Collaterals documents, as necessary, on behalf of the Lenders.

(b)	To exercise the rights, authority, authorization, powers and discretion explicitly granted to it by the Lenders in this Agreement, and any related or associated authority, power and discretion.

(c)
At any time and to the extent the Security Trustee believes it is so desirable or necessary, to grant any person or persons employed by it or acting on its behalf, by power of attorney or in another manner, all or part of the authority granted to the Security Trustee, provided that doing so shall not derogate from the Security Trustee's direct responsibility pursuant to the provisions of any Law.

(d)
With respect to the Collaterals documents, the Security Trustee shall only act in accordance with written instructions of the Lenders, through the Facility Agent, and the Lenders shall be regarded as hereby irrevocably authorizing it to act exclusively in accordance with the instructions of the Lenders, through the Facility Agent. For the avoidance of doubt, the Security Trustee shall not take any action for the enforcement and/or Realization of any Collateral without written instruction from the Lenders, through the Facility Agent.

26.2.3.
The Security Trustee may refrain from exercising any right or authority granted thereto under this Agreement, unless – and until such time as – it receives instructions from the Lenders, through the Facility Agent, in connection with a course of action or abstention from taking action pursuant to such right or authority.

26.2.4.
The Security Trustee shall transfer any sum of money and/or asset it receives in connection with the Realization of the Collaterals to the Company's Account, in order for it to be distributed by the Lenders, through the Facility Agent, in accordance with the provisions of this Agreement, as soon as possible after receiving such [sum of money and/or asset] or at such other time as instructed by the Lenders, through the Facility Agent.

26.2.5.
In the event that in accordance with the provisions of this Agreement, the Lenders, through the Facility Agent, notify the Security Trustee that it has been resolved to demand the immediate repayment of all or part of the Credit or to realize any of the Collaterals (fully or in installments), the Lenders, through the Facility Agent, may, at their discretion, and subject to the provisions of this Agreement and the Inter-Creditor Agreement, instruct the Security Trustee to transfer and/or act vis-à-vis the Trust Company [to cause it] to transfer the Collaterals in the Lenders' name and/or in the name of a third party or third parties, as so instructed by the Lenders, through the Facility Agent, and the Security Trustee shall act in accordance with all the instructions of the Lenders, through the Facility Agent.

26.2.6.
The trust arrangement under this Agreement has been made for an unlimited amount of time and shall continue to be binding and in full force and effect until such time as the Lenders, through the Facility Agent, provide the Security Trustee written notification of the termination of the trust, as set forth in Section 26.2.9 below.

26.2.7.
The Lenders, through the Facility Agent, shall furnish the Security Trustee written notice of any change in the Lenders under this Agreement, and shall furnish the [Security] Trustee with the name and address of any new Lender.

26.2.8.
Subject to any Law, the Security Trustee shall be removed from its position and shall be replaced exclusively by another bank from within the Lenders, at the instructions of the Lenders. It is clarified that in circumstances in which the Security Trustee is removed from its position and the Lenders do not agree on an alternate trustee, the Facility Agent shall be entitled to determine the identity of the alternate [Security] trustee, at its discretion, provided that [such trustee] will be another bank from within the Lenders.

26.2.9.
In the event the Security Trustee is removed from its position, as aforementioned, it shall transfer the Collaterals recorded in its favor in connection with this Agreement and shall execute the documents required for the transfer thereof to such alternate trustee as instructed by the Facility Agent, who shall comply with the Lenders' instructions as agreed by them in the Inter-Creditor Agreement.

27.	Provisions Applying to a Position Holder

It is clarified that the provisions of this Section 27 regarding the relationship of the Lenders among themselves, and without derogating from the Company's rights hereunder, are subject to and as set forth in the Inter-Creditor Agreement.

27.1.
Subject to the provisions of the Permits and any Law, a Position Holder may exercise the rights granted thereto under this Agreement at any time it so determines, at its sole discretion. The rights and remedies granted to a Position Holder hereunder are cumulative and do not derogate from any right available to them under Law or agreement.

27.2.
No waiver, extension, discount delay in performing an action (hereinafter, "Waiver") on the part of a Position Holder shall be deemed to be a waiver of any of its rights, but rather as consent limited to the special circumstances in which it was granted.

27.3.	A Position Holder may, but is not obligated to rely on any information, approval, legal opinion or other document it determines to be reliable or authentic, as applicable.

27.4.
Without derogating from the generality of the foregoing in Section 26.12 Subsection (b) and Section 26.2.2.2 Subsection (c), while performing the duties of its position, a Position Holder may, but is not obligated to delegate authority and appoint an agent (without any conflict of interest with the Company or Bezeq or related to a party competing with them) to act on its behalf and to perform various actions which are to be performed as part of the duties of its position, but without derogating from its direct liability in any circumstances, including any obligations of the Position Holder under the provisions of this Agreement or any Law.

27.5.	The Position Holder may, unless it receives a written notice to the contrary from any of the Lenders or the Company, presume as follows:

27.5.1.	All of the Company's declarations and representations in this Agreement and in connection herewith are true and correct;

27.5.2.	The Company is not in breach of any of its undertakings hereunder, and no Event of Default has occurred.

27.6.
A Position Holder may (without further examination) rely on any notice, approval or any document presented to it by the Lenders and/or the Company which appear to be original or certified as "true to the original," and which also appears to be signed by the party so authorized.

27.7.
For the avoidance of doubt, a Position Holder shall not be obligated to perform a searching examination regarding fulfillment by the Company and/or its shareholders and/or anyone on their behalf, as well as any third party, of all their undertakings under this Agreement or any undertaking connected or pertaining to this Agreement and regarding the aforementioned parties' compliance with all the declarations, representations, conditions, terms and provisions pertaining hereto, and regarding the occurrence of an Event of Default or circumstances amounting to an anticipated breach, and the Position Holder shall not be presumed to have knowledge about any of the foregoing – until such time as notified otherwise in writing by the Company or any of the Lenders.

27.8.
A Position Holder shall not be responsible for the accuracy and completeness of any representation, declaration, information and/or undertaking appearing in the Credit Documents, any notice provided thereby and/or in any document executed in connection therewith, nor shall it be responsible for the validity and admissibility of any of the Credit Documents and any document executed in connection therewith.

27.9.
A Position Holder, with the exception of the Facility Agent, may resign from its position by written notice to the parties to the financing (and, in the event such party holds more than one position – it may resign from all or a portion of its duties), provided that such resignation does not constitute a violation of the Lien Permit. The resignation shall take effect after the appointment of an alternate trustee, and after the alternate trustee provides written notice to the parties to the financing of its intention to assume the position (hereinafter, the "Successor"). The Position Holder shall take all reasonable necessary measures to assist the Successor in performing its duties hereunder. For the avoidance of doubt, it is clarified that the Facility Agent shall not be entitled to resign from its position, nor shall it be dismissed therefrom (notwithstanding any other provision in the Agreement or agreement among the Lenders).

27.10.
A Position Holder may refrain from performing any instructions given by the Lenders which, at its sole discretion, constitutes or is likely to constitute a violation of the Law and/or this Agreement and/or which may give rise to a cause of action for a party against the Position Holder. The Position Holder may perform any action (including duties to report to competent authorities) which, in its sole discretion, is required by Law.

27.11.
It is hereby clarified that the duties of the Position Holder are, as set forth hereinabove, technical and administrative in nature. Without derogating from the generality of the foregoing, and for the avoidance of doubt, nothing in the use of the terms "Facility Agent" or "trustee" and similar terms herein shall impose any further obligations on the Position Holders in addition to those set forth in this Agreement. In addition, use of such terms should not be construed as imposing on the Position Holders any duties of trust or fiduciary duties or an agency relationship vis-à-vis any party.

27.12.
It is clarified that the fact that the same legal entity serves as both Position Holder and Lender shall not add to or derogate from its obligations and rights as Lender under the provisions of the Credit Documents.

27.13.
A Position Holder shall not be required to perform any action which imposes monetary Liability on it, unless it is guaranteed, to its full satisfaction, coverage for such monetary Liability by the Lenders if it is not paid by the Company.

27.14.
Notwithstanding the provisions in this Agreement hereinabove and hereinbelow, whenever this Agreement requires one Position Holder to provide a document, notice, instruction or directions to another Position Holder (hereinafter, "Contact Between Position Holders"), then if, and as long as one legal entity performs the duties of the Facility Agent and Security Trustee (including by means of various entities within the same legal entity) the Contact Between Position Holders need not take place in a formal manner, including in writing, unless explicitly provided otherwise in the Credit Documents, including as set forth at the end of Section 26.2.2 Subsection (d).

Chapter H – Non-Reliance, Release from Liability and Indemnification

28.	Limitation of Liability

It is hereby clarified and agreed that a Position Holder shall only have those rights and obligations explicitly provided in this Agreement, hereinabove and hereinbelow. Other than as set forth herein, the Position Holder shall have no obligations, rights or liability whatsoever towards any party, pursuant to and/or in connection with the Credit Documents.

It is clarified that this Section 28 shall remain in effect including subsequent to the repayment of the Credit and/or completion of the parties' undertakings hereunder.

29.	Company's Representations and Warranties Towards the Position Holders

The Position Holders, and their officers, employees, advisors, agents and attorneys shall have no liability towards the Company in connection with the provisions of this Agreement, and the Company hereby releases all the aforementioned parties from liability for any damage or loss it may suffer as a result of an action or omission of the aforementioned parties, except in the case of an action by the aforementioned parties which amounts to gross negligence. This Section shall be construed as granting rights to the Position Holders and their officers, employees, advisors, agents and attorneys, who shall be entitled to rely on the provisions hereof.

Nothing in this Section derogates from any of the Lenders' undertakings under the provisions of this Agreement.

Chapter I – Lenders' Liability

30.	Lenders' Liability; A Lender in Breach

30.1.
As set forth in Section 6 above, the entire Credit Amount shall be provided by the Lenders, through the Facility Agent. With respect to the relationship of the Lenders amongst themselves, each Lender shall provide an amount equal to the Lender's Portion of the Credit, according to the various types thereof, as set forth in Appendix B2 hereto.

30.2.
Full underwriting – Notwithstanding the foregoing and the distribution of the amounts among the Lenders in Appendix B, Bank Hapoalim shall be responsible towards the Company for the transfer of the full Credit Amount to the Company, on the Closing Date, and shall, on the Closing Date, supplement any difference in amount which is created (to the extent created) for any reason (including the failure of one of the other Lenders to obtain a Permit), and, in such instance the provisions of Section 8.7.4 and 8.7.6 above shall apply exclusively with respect to Bank Hapoalim.

31.	Relationship Between Lenders

31.1.	Unless stated explicitly otherwise herein:

31.1.1.
All the Lenders' undertakings under this Agreement, towards the Company and towards the Facility Agent (including payment of fees, expenses and indemnification) shall rank pari passu without preference to one Lender over another, and shall be performed, pro rata, by each Lender, in accordance with such Lender's Portion.

31.1.2.
All payments or return of principal, Interest and linkage differentials, to the extent they exist, with respect to the Credit, whether received by the Facility Agents for the Lenders or whether received by the Lenders themselves, shall be distributed pari passu among the Lenders without preference to one Lender over another, pro rata to such Lender's Portion.

31.2.
The provisions of Sections 31.1.2 – 31.1.1 above may be modified and/or amended with the Lenders' consent, without requiring the Company's consent, provided that no new obligations or liabilities are imposed on the Company as a result of the modifications and/or amendments.

Chapter J – Credit Repayment and Payment Management

32.	Credit Repayment

32.1.
It is agreed that payment of the Credit by the Company or any third party, whether by way of ongoing repayment, early repayment or in any other manner, and the payment of any amount owed by the Company pursuant to the provisions of this Agreement, shall be made exclusively by way of depositing such amounts in the Company's Account and final settlement of the payment which has become due and payable (without derogating from the Company's right, as set forth in Section 18.2 above).

32.2.
Each of the Lenders hereby undertakes to refrain from demanding or accepting from the Company or any third party any payment of amounts payable thereto under or by virtue of this Agreement other than by way of the deposit of the payment amounts in accordance with the Facility Agent's instructions, for the purpose of being distributed among the Lenders by the Facility Agent, in accordance with the provisions of Section 32.4 below. The payment amounts shall be deposited, as aforementioned, in disregard of any right of set off, lien, encumbrance and so forth, to the extent the Lender has such a right vis-à-vis the other Lenders, and to the extent it is not explicitly permitted in this Agreement.

32.3.
Each of the Lenders hereby undertakes to provide the Facility Agent immediate, written notice of any amount it receives from the Company and/or a party on its behalf in connection with the Credit, regardless of the source thereof, including as set forth in Section 25 above (including by way of set off), and, at the Facility Agent's instructions, to transfer such amount immediately upon receipt, to be distributed among the Lenders through the Facility Agent, as set forth in Section 32.4 below.

32.4.
If and when an amount is received into the Company's Account on account of the Credit repayment, such amount shall be utilized to pay the amounts due to the Lenders under this Agreement, in accordance with the order provided in Section 20 above, by means of the Credit Accounts.

Chapter K – Collection of Credit Which Has Become Immediately Due and Payable and Realization of Collaterals

33.	The Lenders' Rights to Demand Immediate Repayment of the Credit

Subject to the provisions of the Permits and any Law, and subject to the provisions of this Agreement:

33.1.
In the event immediate payment of the Credit is demanded upon the occurrence of one of the events set forth in Section 24 above, the Security Trustee, at the instructions of the Facility Agent may (subject to the provisions of the Inter-Creditor Agreement and Section 24 regarding the majority required to pass such decision) take all the measures it deems necessary to collect the Credit Amounts and realize all the Lenders' rights hereunder, including full or partial Realization of the Collateral and using the proceeds to repay the Credit Amounts, without the Security Trustee being required to first realize other guarantees or Collaterals, if any such exist in its favor, for the Lenders. For the avoidance of doubt, the Lenders may not act, directly or indirectly, to collect the Credit Amounts owed by the Company other than through a Position Holder.

33.2.	Subject to the provisions of Section 26.2 above regarding the Security Trustee's obligation to comply with the instructions of the Facility Agent and any Law, the Security Trustee may:

(a)
With respect to assets which are not subject to the Lien Permit: as the power of attorney of the Company and for purposes of this Section, the Company hereby irrevocably appoints the Security Trustee as its power of attorney to realize any of the Collaterals and/or to sell any asset and/or any portion thereof which is encumbered in its favor for the purpose of securing any of the Company's undertakings and/or liabilities, in a public or other auction, alone or by means of others, for Cash or in installments or in another manner, for the price and on the terms determined at the Security Trustee's discretion. In addition, the Security Trustee may, alone or by means of the court or Execution Office, realize any such encumbered property,inter alia, by appointing a receiver and manager and/or assets receiver  and/or trustee and/or special manager on behalf of the Lenders, and which, inter alia, may:

33.2.1.	Sell or agree to the sale of all or part of an encumbered property, or transfer it or agree to the transfer thereof in any other manner on the terms it so determines.

33.2.2.	Make any other arrangement in connection with encumbered property or any portion thereof, as it so determines.

33.2.3.
Apply for and receive tax exemptions with respect to the encumbered property which would have been due to us [the Company] had the Company performed a transaction, including a sale transaction, with respect to the encumbered property.

(b)	With respect to assets subject to the Lien Permit: act in accordance with the provisions of the Lien Permit and Debenture, the form of which is attached hereto as Appendix 22.1.3.

33.3.
If upon the sale of encumbered or other property any of the Credit Amounts have not become due and payable or are payable to the Lenders only conditionally (hereinafter, "Future Repayment Amounts"), the Lenders, through the Security Trustee, may collect, from the proceeds of the sale and/or from anything it receives under Section 33.2 above, an amount sufficient to cover the Company's Liability towards the Lenders in connection with this Agreement, including coverage of Future Repayment Amounts, and the amount collected which has not yet been allocated towards payment of a Liability of the Company towards the Lenders shall be encumbered in favor of the Lenders, through the Security Trustee, to secure fulfillment of any Company's  Liability  towards the Lenders under this Agreement, including repayment of all the Credit Amounts, and including for payment of all the Future Repayment Amounts, and shall remain in the Security Trustee's possession until the foregoing are fully paid.

33.4.
Any consideration received by the Facility Agent and/or the Security Trustee as a result of the collection of the Credit Amounts and/or all the proceeds received by the receiver from the encumbered property, as well as any consideration received by the Lenders and/or the receiver from the sale of the encumbered property and/or in any other manner following the immediate demand of payment of the Credit, shall be applied as follows:

33.4.1.
First, to cover expenses associated with Realization of the Collaterals which are not yet covered, including payment of all the expenses incurred and to be incurred in connection with the collection of the Credit and/or other amounts, including the receiver's expenses and wages, all as approved by the court or the Execution Office.

33.4.2.	The consideration to remain in the Company's Account shall be allocated in accordance with the order of distribution provided in Section 20.1 above, pro rata to each Lender's Portion.

Chapter L – Transfer of Rights and Obligations

34.	Right of Transfer; Disclosure of Information

34.1.	In this Section, the following terms shall have the meanings as set forth below:

34.1.1.
"Transfer" – the sale and/or endorsement and/or assignment of all or part of the obligations and rights in the Credit, directly or by means of a Special Purpose Company, and by means of the sale of the loan participation rights and in any other manner so determined by a Lender. A transfer may be made to one or a number of transferees, at the same time or from time to time;

34.1.2.
"Information" – any information in the Lenders' possession presently and/or in the future, including information provided by the Company to the Lenders and/or the Facility Agent and/or information about the Company which, at the Lender's discretion, is essential or desirable to transfer in connection with the transfer of the rights and obligations in the Credit, including information regarding the Credit provided hereunder, information regarding the liens and Collaterals provided and/or to be provided to secure the Credit [such information];

34.1.3.	"Potential Transferee" – a Permitted Transferee with whom the Lender (alone or through the Facility Agent) may hold negotiations for the transfer of the rights and obligations in the Credit thereto;

34.1.4.	"Rights and Obligations in the Credit" – Lender's rights and obligations:

34.1.4.1.	In connection with the Credit under this Agreement; and

34.1.4.2.	Pursuant to the liens and Collaterals provided and/or to be provided to the Lenders for performance of their undertakings in connection with the Credit and/or under this Agreement.

34.1.5.	"Advisors" – advisors on behalf of the Lender and/or any Potential Transferee;

34.2.
The Company agrees that it shall not be entitled to transfer to another party any of its rights and/or obligations in connection with the Credit it is provided under this Agreement without the prior written consent of the Lenders, through the Facility Agent.

34.3.
Subject to the provisions of the Permits and any Law, a Lender may, at any time, at its sole discretion, and without requiring the Company's consent, transfer the Rights and Obligations in the Credit to a transferee who is a Permitted Transferee, subject to the provisions of Subsection 34.8 below, and subject to the satisfaction of all the following conditions, and, in any event:

The Transfer shall be performed on the following terms:

(a) Bank Hapoalim shall remain the Lender of over 30% of the outstanding balance of each Credit type, unless agreed otherwise by the Company and Bank Hapoalim; (b) the Permitted Transferee shall have received all the permits required by Law for the transfer of the rights and obligations in the Credit; (c) the Transfer shall not preclude the provision of Credit or the continued existence of the Credit, as applicable; and (d) following the Transfer, the Permitted Transferee shall hold at least one hundred million shekels (NIS 100,000,000) of the Credit (or undertaking to provide the Credit, as applicable).

In addition to the foregoing, the Transfer (whether performed prior to or following the provision of the Credit) shall be subject to the following conditions: (i) the Transfer shall not harm or modify any of the Company's rights or obligations hereunder, including any tax implications; and (ii) the Permitted Transferee shall assume all the obligations and undertakings hereunder.

For the avoidance of doubt, this Section, including the restrictions herein, shall also apply to the sale of participation rights, as set forth below.

It is clarified that a Transfer of Rights and Obligations in the Credit, as set forth in this Section, shall not mean a transfer of rights and obligations in the Option (with respect to which the rights and obligations shall be transferred exclusively in accordance with the Option Agreements).

34.4.	For the avoidance of doubt, it is clarified that only a Lender may hold an Option or rights to receive money as a result of the realization of the Option.

34.5.
The Company undertakes to cooperate and to perform any action required, to the extent required, but not at its expense, for the aforementioned transfer of the Rights and Obligations in the Credit, including to execute any document so required in this respect, including the Transfer of any of the Collaterals in connection with the Rights and Obligations in the Credit, as aforementioned.

34.6.	A Lender may, at any time, disclose information in connection with the Transfer of the Rights and Obligations in the Credit to any Potential Transferee and/or Advisors.

34.7.
The information shall be disclosed subject to execution of a confidentiality undertaking attached hereto as Appendix 34.7 (or in a similar form) by the Potential Transferee and/or Advisors, as applicable, towards the Company.

34.8.
Any Transfer, as set forth above, shall be subject to the terms set forth in the Inter-Creditor Agreement, and, inter alia, shall be subject to execution of a transfer of rights and obligations letter, as agreed in the Inter-Creditor Agreement.

34.9.
In the event the Facility Agent receives such a transfer letter, the Facility Agent shall update Appendix B hereto and shall furnish each of the Lenders with a copy of the updated appendices, with a copy to the Company. It is clarified that the Facility Agent will not examine whether the Transfer under the transfer letter provided thereto, as aforementioned, complies with the terms of this Agreement, and it shall have no responsibility towards the Lenders in this respect.

34.10.
The following provisions shall apply to any sale of participation rights in the aforementioned rights, in addition to the other provisions of this Section 34 [which are to apply], with the exception of the provisions of Subsection 34.8 above:

34.10.1.	The purchaser of the participation rights shall not replace the Lender who is selling the participation rights, in the contractual relationship pursuant to this Agreement;

34.10.2.	The Lender selling the participation rights shall continue to be bound by all the undertakings under this Agreement towards the remaining Lenders and the Facility Agent;

34.10.3.	The purchaser of the participation right shall not have any right towards the other Lenders and/or towards the Facility Agent and/or towards the Company under this Agreement.

For the avoidance of doubt, with respect to the relationship of the Lenders amongst themselves, no Lender's Portion shall be affected by the sale of the participation rights to a third party by such Lender, as set forth in this Section 34.10 above. In the event of a sale of participation rights, as aforementioned, the participation amount shall continue to be included as part of the Lender's Portion selling the participation [rights].

Chapter M – General

35.	Facility Agent's Books as Evidence

The Company and the Lenders affirm that the Facility Agent's Books and accounts shall be used as prima facie evidence of all the details thereof, inter alia, with respect to the calculation of the Credit Amounts, the guarantees and the other Collaterals and any other matter related to this Agreement.

The Facility Agent's Books shall include details regarding the rights and obligations in the Option warrants, including the amounts which the Company's Account was charged or shall be charged in connection with the Option on a particular date, and the identity of the Lender who was credited or shall be credited for the relevant amount.

36.	Use of Information

The Company confirms that the Lenders have notified it of the following, pursuant to the Privacy Protection Law, 5741-1981:

36.1.	All the details it provided and/or shall provide the Lenders shall be used by the Lenders as customary in their ongoing work, at their sole discretion and for the purpose for which they were provided;

36.2.
All the details it provided and/or shall provide the Lenders shall be stored, based on the Lenders' needs, in the databases of the Lenders and/or of the party who provides the Lenders computer, data processing and database services from time to time, and the Company hereby acknowledges its consent to the foregoing.

37.	Disclosure of Information Between Lenders and Facility Agent, and to Authorities

37.1.
Without derogating from the generality of the foregoing in Section 34 above, each Lender may disclose details regarding the Company to another Lender or the Facility Agent, including information in connection with the Company's accounts at the Lender, credits the Lender provided the Company and the Company's state of affairs. The Company hereby waives towards the Lenders its banking confidentiality exclusively with respect to the disclosure of information as set forth above.

37.2.
Each Lender may disclose to the Bank of Israel, Supervisor of Banks and/or the Ministry of Finance or any other person acting under their authorization, or any other competent authority to which the Lender is subordinate, or any other person acting under the authorization of such authority, details of the Company, or [details] pertaining to the Credit or any portion thereof and/or the Credit Documents and/or this Agreement, whether at the demand of such competent authorities or by Law.

38.	Company's Obligation to Provide Notice

The Company undertakes to provide the Facility Agent with written notification of any disagreement or objection it has, if any, in connection with the Company's Account and/or the Credit.

39.	Indemnification for Court Ruling

39.1.	The Company hereby undertakes to indemnify the Lenders:

39.1.1.
For damage to be caused to the Lenders as a result of a ruling or decision of a court and/or execution office and/or court order and/or execution order (hereinafter, the "Rulings") to be issued for payment of any of the Credit Amounts whose payment currency is determined in the Rulings as a currency different from the Credit Currency (hereinafter, the "Ruling Currency"); and

39.1.2.
For any loss which may be caused to the Lenders as a result of any change in the Credit Currency exchange rate against the Ruling Currency exchange rate, during the period of time between the Agreed Repayment Date of such amount in this Agreement and the Actual Repayment Date of such amount.

39.2.
The Company's indemnification undertaking, as set forth in this Section above, is a separate and independent undertaking and shall remain in effect including unconnected to the waiver granted to the Company by the Lenders from time to time, and such undertaking shall remain in effect and its validity shall not be affected and/or diminished as a result of any such Ruling, decision or order.

39.3.	Nothing in this Section above shall derogate from the Company's duty to prevent in advance the act and/or omission as a result of which the Lenders may suffer a loss, as aforementioned.

40.	Tax Charges and Mandatory Payments

40.1.
If and to the extent stamp duty applies in connection with this Agreement and/or any other request to the Lenders in furtherance of this Agreement, it shall be borne by the Company and it undertakes to pay such duty.

40.2.	The Facility Agent may charge the Company's Account for the purpose of performing this Section above.

41.	Provision of Balance Sheets and Periodic Financial Statements

41.1.
The Company is aware that a precondition to receiving the Credit and/or the continued provision thereof is the Lawful provision of balance sheets and periodic financial statements (hereinafter, the "Financial Statements") to the Facility Agent, as required pursuant to the instructions of the Supervisor of the Banks and/or Bank of Israel and/or the provisions of any Law and/or a competent authority.

41.2.
The Company undertakes to provide the Financial Statements at its expense, in the form determined by Law and the generally accepted accounting principles, and without delay, all as set forth in Section 21.16 above.

41.3.
Upon the demand of the Lenders, through the Facility Agent, from time to time, the Company shall make available to [the Facility Agent] and/or to Lenders and/or their representatives for inspection during ordinary work hours any balance sheet, Financial Statement, account ledger, cards and/or ledger cards, film, books, references and other documents and any information in connection with its financial and/or operating and/or business condition.

42.	Waiver

Without derogating from any of the provisions of this Agreement, no waiver, extension, discount, silence, abstention from performing an action (hereinafter, "Waiver") on the part of the Lenders and/or a Position Holder with respect to the non-fulfillment or partial or incorrect fulfillment of any of the Company's undertakings hereunder shall be deemed to be a waiver of any of their rights, but rather as consent limited to the special circumstances in which it was granted. No waiver granted by the Lenders to any party to a deed held by any of the Lenders to secure the repayment of any of the Credit Amounts shall affect any of the Company's undertakings and/or any of the undertakings of its guarantors in any manner.

43.	Modification

Without derogating from any of the provisions of this Agreement, any modification of the Company's undertakings towards the Lender shall require the prior written consent of the Lenders, and shall be subject to the provisions of the Lien Permit. Any other agreement, whether verbal or by Waiver and/or abstention from acting and/or in any other manner which is not in writing shall not be deemed to be any consent at all.

44.	Validity of Agreement

In case any one of the provisions contained in this Agreement shall be held to be invalid, illegal or unenforceable, this shall not affect the validity of this Agreement, but only the validity of such provision.

45.	Expenses and Fees

The Company undertakes to pay the following expenses and fees:

45.1.

45.1.1.	With respect to Bank Hapoalim's arrangement of the Credit, the Company shall pay Bank Hapoalim an arrangement fee, as set forth in the Fee Letter signed by the Company.

45.1.2.
With respect to the Facility Agent's management of the Credit, as of the Date of Credit and every twelve Months from the Dater of Credit and thereafter, the Company shall pay the Facility Agent annual management fees in a amount in New Israeli Shekels equal to two hundred thousand dollars ($200,000) per year, and which shall be calculated in New Israeli Shekels according to the representative rate on the date of payment.

45.1.3.	Additional fees, as set forth in the Fee Letter signed by the Company.

45.2.	The Company undertakes to pay the Lenders, through the Facility Agent, the expenses and fees set forth below:

45.2.1.	An up-front fee, as set forth in the Fee Letter signed by the Company.

45.2.2.
With respect to the Lenders' undertaking for the period commencing upon the execution of this Agreement and until the Date of Credit or until the termination of this Agreement for any reason whatsoever - a commitment fee at an annual rate of 0.4% (fourth tenths percent) of the Credit (and a relative percentage for portions of the year) to be paid in consecutive payments every 3 (three) Months.

45.2.3.
In the event of an Event of Default (without taking into account any cure periods), the reasonable professional fees of an agent/power of attorney of any of the Position Holders, as set forth in Section 26.1.2 (b), Section 26.2.2 (c) and Section 27.4 above. In any other circumstance, the Company shall pay the aforementioned professional fee after it is agreed with it in advance and in writing.

45.2.4.	The professional fee of the legal advisors of the Lenders, Efrati Galili & Co. Law Offices, in connection with this Agreement, on the terms to be agreed upon with the Company and the Facility Agent.

45.2.5.	The fees set forth in the Appendix to the Credit Request.

Upon signing this Agreement, the Company provides the Lenders, through the Facility Agent, irrevocable instructions to charge the Company's Account for the fees set forth in this Section above.

45.3.
In addition to the foregoing, the Company also undertakes to pay fees and expenses pertaining to the creation of the Collaterals and fees and expenses pertaining to the collection of amounts due and/or to be due to the Lenders under this Agreement and/or in connection with Realization of the Collaterals, including the expenses and professional fee of the receiver and the fees of the attorneys of the Lenders and/or Position Holders and/or any person on their behalf, or their agents or power of attorneys, all – with respect to the collection of amounts and Realization of Collaterals – as authorized by the court or the Execution Office. For the avoidance of doubt, the Company's obligation to make payment for the Collaterals, as set forth in this Section, shall also apply to the Collaterals to be created by the Parent Company under this Agreement.

45.4.	The Company shall be exempt from payment of custody fee pertaining to the securities to be purchased in the Company's Account.

46.	Company's Responsibility

46.1.	The Company shall be responsible for performing all the undertakings included herein and which pertain to the Company, as well as all relevant Credit Requests.

46.2.	The Company's undertakings under this Agreement and/or under the relevant Credit Request shall not be affected by any change in name, structure or composition of the Company.

47.	Notices and Warnings

47.1.
Notices sent to the Company by a Position Holder shall be deemed to be a lawful notice received by the Company within 72 hours after having been sent by regular or registered mail to the address set forth below. A written statement by a Position Holder shall serve as evidence of the date of dispatch of the notice. Notices sent to the Company in any other manner shall be deemed to have been received by the Company upon delivery, or upon publication pursuant to Law. Notices sent to the Lenders by the Company in connection with this Agreement and/or the Credit Documents shall be furnished to the Facility Agent by one of the aforementioned methods, and they shall be deemed to have been delivered to each of the Lenders.

47.2.
The parties hereby agree that any court summons, notice, ruling, legal proceeding or court pleading in connection with legal proceedings pertaining to the Credit Documents and/or this Agreement shall be sent to them according to the addresses set forth below.

The following are the parties' addresses:

B. Communications (SP2) Ltd. (the Company):
2 Dov Friedman Street, Ramat Gan
Attention: Mr. Shaul Elovitch
Fax no: _______________________

Bank Hapoalim Ltd. as Lender:
23 Menachem Begin Road, Tel Aviv
Attention: Trade and Communication Sector, Business Division, Head  Management
Fax no: _______________________

Israel Discount Bank Ltd. as Lender:
23 Yehuda Halevi Street, Tel Aviv
Attention: ________________________
Fax no: ___________________________

Mizrahi Tehafot Bank Ltd. as Lender:
7 Jabotinsky Street, Ramat Gan
Attention: ________________________
Fax no: __________________________

HSBC Bank PLC as Lender:
42 Rothschild Blvd., Tel Aviv
Attention:__________________________
Fax no: ___________________________

First International Bank of Israel Ltd. as Lender:
42 Rothschild Blvd., Tel Aviv
Attention: _________________________
Fax no: ___________________________

Union Bank of Israel as Lender:
7 Jabotinsky Street, Ramat Gan
Attention: _________________________
Fax no: ___________________________

Bank Hapoalim Ltd. as Facility Agent:
____________________________ Street
Attention: _________________________
Fax no: ___________________________

Bank Hapoalim Ltd. as Security Trustee:
_____________________________Street
Attention: _________________________
Fax no: ___________________________

48.	Substantive Law and Place of Jurisdiction

48.1.	This Agreement shall be interpreted in accordance with and pursuant to the laws of the State of Israel.

48.2.	The City of Tel Aviv and the competent court in Tel Aviv shall serve as the sole place of jurisdiction for purposes of this Agreement, all subject to any Law.

IN WITNESS WHEREOF, the parties hereto affix their signature:

B. Communications (SP2) Ltd. (the Company):
Bank Hapoalim Ltd. (in its capacity as Lender)	Israel Discount Bank Ltd. (as Lender)
Mizrahi Tehafot Bank Ltd. (as Lender)	HSBC Bank PLC (as Lender)
First International Bank of Israel Ltd. (as Lender):	Union Bank of Israel (as Lender)
Bank Hapoalim Ltd. (in its capacity as Security Trustee)	Bank Hapoalim Ltd. (in its capacity as Facility Agent)

Confirmation of Company's Attorney

I, the undersigned ______________, Adv., who serves as the legal counsel for B. Communications (SP2) Ltd. (hereinafter, the "Company"), hereby confirm that all the necessary resolutions have been received by the authorized organs of the company, for the purpose of the Company's execution of this Agreement, and that this Agreement was duly executed by the Company, in accordance with its updated incorporation documents and by people authorized to bind it, and [whose] signature on this Agreement obligates the Company for all intents and purposes under this Agreement.

Date	Signature and stamp of attorney

Confirmation of Parent Company

We agree to the undertakings we shall explicitly undertake, pursuant to the provisions of the appendices to be signed by us on the Closing Date, i.e. the Debenture attached hereto as Appendix 22.1.1 and the letter of undertaking attached hereto as Appendix 22.1.4. Other than as set forth above, the Lenders shall have no right of claim against us or any right to receive payment out of our assets:

Date	B. Communications (SP1) Ltd.

I, the undersigned ______________, Adv., who serves as the legal counsel for B. Communications (SP1) Ltd. (hereinafter, the "Parent Company"), hereby confirm that all the necessary resolutions have been received by the authorized organs of the company for the purpose of the Parent Company's execution of the confirmation as set forth above, and that the Parent Company's confirmation is lawful, in accordance with its updated incorporation documents and by people authorized to bind it, and [whose] signature on this Agreement shall obligate the Parent Company for all intents and purposes under this Agreement.

Date	Signature and stamp of attorney